                   AMENDED AND RESTATED SENIOR LOAN AGREEMENT


                           Dated as of March 15, 1996


                                     between


                        U.S. CABLE TELEVISION GROUP, L.P.
                         a Delaware limited partnership
                                   as Borrower


                                       and


                            THE LENDERS NAMED HEREIN
                                   as Lenders


                                       and


                      GENERAL ELECTRIC CAPITAL CORPORATION
                               as Agent and Lender

                                TABLE OF CONTENTS


  SECTION                                                                   PAGE
  -------                                                                   ----

1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.  AMOUNT AND TERMS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . .  31
     2.1.   Revolving Credit Advances. . . . . . . . . . . . . . . . . . . .  31
     2.2.   Term Loans . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     2.3.   Mandatory Prepayment . . . . . . . . . . . . . . . . . . . . . .  34
     2.4.   Optional Prepayment; Prepayment Premium. . . . . . . . . . . . .  35
     2.5.   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .  35
     2.6.   Single Loan. . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     2.7.   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     2.8.   Limitations on Types of Advances . . . . . . . . . . . . . . . .  39
     2.9.   Receipt of Payments. . . . . . . . . . . . . . . . . . . . . . .  39
     2.10.  Application of Payments. . . . . . . . . . . . . . . . . . . . .  39
     2.11.  Sharing of Payments, Etc.. . . . . . . . . . . . . . . . . . . .  40
     2.12.  Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     2.13.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     2.14.  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     2.15.  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     2.16.  Capital Adequacy; Increased Costs;
            Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     2.17.  Income Tax Reporting . . . . . . . . . . . . . . . . . . . . . .  47

3.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     3.1.   Conditions to Effectiveness. . . . . . . . . . . . . . . . . . .  49
     3.2.   Conditions to Each Revolving
            Credit Advance . . . . . . . . . . . . . . . . . . . . . . . . .  51

4.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .  52
     4.1.   Corporate or Partnership Existence;
            Compliance with Law. . . . . . . . . . . . . . . . . . . . . . .  52
     4.2.   Executive Offices. . . . . . . . . . . . . . . . . . . . . . . .  52
     4.3.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     4.4.   Corporate or Partnership Power;
            Authorization; Enforceable Obligations . . . . . . . . . . . . .  53
     4.5.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     4.6.   Financial Statements . . . . . . . . . . . . . . . . . . . . . .  54
     4.7.   [INTENTIONALLY OMITTED]. . . . . . . . . . . . . . . . . . . . .  55
     4.8.   Ownership of Property; Liens . . . . . . . . . . . . . . . . . .  55
     4.9.   No Default . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     4.10.  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  57
     4.11.  Other Ventures . . . . . . . . . . . . . . . . . . . . . . . . .  57
     4.12.  Investment Company Act . . . . . . . . . . . . . . . . . . . . .  57
     4.13.  Margin Regulations . . . . . . . . . . . . . . . . . . . . . . .  57

  SECTION                                                                   PAGE
  -------                                                                   ----

     4.14.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     4.15.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     4.16.  No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  61
     4.17.  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     4.18.  Redemption Agreement; Prepayment
            Transactions;
            Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     4.19.  Outstanding Stock; Options; Warrants; Etc. . . . . . . . . . . .  62
     4.20.  Employment and Labor Agreements. . . . . . . . . . . . . . . . .  62
     4.21.  Patents, Trademarks, Copyrights and
            Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     4.22.  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .  63
     4.23.  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     4.24.  Media Licenses . . . . . . . . . . . . . . . . . . . . . . . . .  63
     4.25.  Environmental Protection . . . . . . . . . . . . . . . . . . . .  64
     4.26.  Receipt of Agreements. . . . . . . . . . . . . . . . . . . . . .  64

5.  FINANCIAL STATEMENTS AND INFORMATION . . . . . . . . . . . . . . . . . .  65
     5.1.   Reports and Notices. . . . . . . . . . . . . . . . . . . . . . .  65
     5.2.   Communication with Accountants . . . . . . . . . . . . . . . . .  69

6.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . .  70
     6.1.   Maintenance of Existence and Conduct
            of Business. . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     6.2.   Payment of Obligations . . . . . . . . . . . . . . . . . . . . .  70
     6.3.   Agent's Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     6.4.   Books and Records. . . . . . . . . . . . . . . . . . . . . . . .  71
     6.5.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     6.6.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
     6.7.   Compliance with Law. . . . . . . . . . . . . . . . . . . . . . .  72
     6.8.   Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
     6.9.   Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . .  72
     6.10.  Media Licenses . . . . . . . . . . . . . . . . . . . . . . . . .  74
     6.11.  Leases; New Real Estate. . . . . . . . . . . . . . . . . . . . .  74
     6.12.  Environmental Matters. . . . . . . . . . . . . . . . . . . . . .  75
     6.13.  SEC Filings; Certain Other Notices . . . . . . . . . . . . . . .  77
     6.14.  Financial Covenants. . . . . . . . . . . . . . . . . . . . . . .  77
     6.15.  Post-Effective Date Items. . . . . . . . . . . . . . . . . . . . .73

7.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     7.1.   Mergers, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . .  77
     7.2.   Investments; Loans and Advances. . . . . . . . . . . . . . . . .  78
     7.3.   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     7.4.   Employee Loans . . . . . . . . . . . . . . . . . . . . . . . . .  80
     7.5.   Capital Structure. . . . . . . . . . . . . . . . . . . . . . . .  80
     7.6.   Maintenance of Business. . . . . . . . . . . . . . . . . . . . .  80
     7.7.   Transactions with Affiliates . . . . . . . . . . . . . . . . . .  80

  SECTION                                                                   PAGE
  -------                                                                   ----

     7.8.   Guarantied Indebtedness. . . . . . . . . . . . . . . . . . . . .  81
     7.9.   Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     7.10.  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . .  82
     7.11.  Sales of Assets. . . . . . . . . . . . . . . . . . . . . . . . .  82
     7.12.  Cancellation of Indebtedness . . . . . . . . . . . . . . . . . .  83
     7.13.  Events of Default. . . . . . . . . . . . . . . . . . . . . . . .  83
     7.14.  Hedging Transactions . . . . . . . . . . . . . . . . . . . . . .  83
     7.15.  Restricted Payments. . . . . . . . . . . . . . . . . . . . . . .  84
     7.16.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
     7.17.  Modification of Certain Agreements . . . . . . . . . . . . . . .  84

8.  TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
     8.1.   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .  85
     8.2.   Survival of Obligations Upon Termination
            of Financing Arrangement . . . . . . . . . . . . . . . . . . . .  85
     8.3.   Termination Prior to Effective Date. . . . . . . . . . . . . . .  86

9.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . .  86
     9.1.   Events of Default. . . . . . . . . . . . . . . . . . . . . . . .  86
     9.2.   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
     9.3.   Waivers by Borrower. . . . . . . . . . . . . . . . . . . . . . .  91
     9.4.   Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . .  91
     9.5.   Cure of Capital Expenditure Default. . . . . . . . . . . . . . .  92

10.  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
     10.1.  Authorization and Action . . . . . . . . . . . . . . . . . . . .  92
     10.2.  Agent's Reliance, Etc. . . . . . . . . . . . . . . . . . . . . .  93
     10.3.  GE Capital and Affiliates. . . . . . . . . . . . . . . . . . . .  94
     10.4.  Lender Credit Decision . . . . . . . . . . . . . . . . . . . . .  94
     10.5.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .  94
     10.6.  Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . .  95

11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
     11.1.  Complete Agreement; Modification of
            Agreement; Sale of Interest. . . . . . . . . . . . . . . . . . .  95
     11.2.  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . .  98
     11.3.  No Waiver by Agent or Any Lender . . . . . . . . . . . . . . . .  99
     11.4.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
     11.5.  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . .  99
     11.6.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 100
     11.7.  Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
     11.8.  Conflict of Terms. . . . . . . . . . . . . . . . . . . . . . . . 100
     11.9.  Authorized Signature . . . . . . . . . . . . . . . . . . . . . . 100
     11.10. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . 100
     11.11. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
     11.12. Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
     11.13. Section Titles . . . . . . . . . . . . . . . . . . . . . . . . . 103

  SECTION                                                                   PAGE
  -------                                                                   ----

     11.14. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 103
     11.15. Liability of General Partners. . . . . . . . . . . . . . . . . . 103

                    INDEX OF EXHIBITS, SCHEDULES AND ANNEXES


Exhibit A                       -  Form of Notice of Revolving Credit Advance or
                                   Conversion
Exhibit A-1                     -  Form of Notice of Term Loan Conversion
Exhibit B                       -  Form of Borrowing Date Certificate
Exhibit C-1                     -  Form of Legal Opinion of Sullivan & Cromwell
Exhibit C-2                     -  Form of Legal Opinion of Robert S. Lemle



Schedule 1                      -  Capitalization Policies of Cablevision and
                                   Affiliates
Schedule 4.2                    -  Executive Offices
Schedule 4.3                    -  Subsidiaries
Schedule 4.5                    -  Insurance
Schedule 4.8(a)                 -  Owned Property
Schedule 4.8(b)                 -  Leased Property
Schedule 4.11                   -  Other Ventures
Schedule 4.14                   -  Tax Matters
Schedule 4.15                   -  ERISA Matters
Schedule 4.16                   -  Litigation
Schedule 4.19                   -  Partners of Borrower
Schedule 4.20                   -  Employment Matters
Schedule 4.21                   -  Patents, Trademarks, Copyrights and Licenses
Schedule 4.24(a)                -  Media Licenses of Borrower and its
                                   Subsidiaries
Schedule 4.24(b)                -  Notices of Media License Material Default or
                                   Breach of Covenant
Schedule 7.2                    -  Certain Existing Loans
Schedule 7.7                    -  Transactions with Affiliates
Schedule 7.9                    -  Certain Liens
Schedule 11.9                   -  Authorized Signatures


Annex 1                         -  Allocation Policy for Cablevision Stock
                                   Incentive Programs

     AMENDED AND RESTATED SENIOR LOAN AGREEMENT, dated as of March 15, 1996, between U.S. CABLE TELEVISION GROUP, L.P., a Delaware limited partnership having an office at One Media Crossways, Woodbury, New York 11797 ("Borrower"), the lenders listed on the signature pages hereof ("Lenders"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation having an office at 201 High Ridge Road, Stamford, Connecticut 06927-5100 ("GE Capital"), as agent for Lenders hereunder (GE Capital, in such capacity, being "Agent").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Borrower, Lenders and Agent are parties to the Senior Loan Agreement, dated as of December 31, 1992 (the "Existing USC Senior Loan Agreement");

          WHEREAS, as of the date hereof Borrower and certain of its affiliates are consummating the Prepayment Transactions, as defined in the Partnership Agreement, and in connection therewith the parties hereto desire to amend and restate the Existing USC Senior Loan Agreement in its entirety;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree that, effective as of the Effective Date, the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

1.  DEFINITIONS

          In addition to the defined terms appearing elsewhere in this Agreement, capitalized terms used in this Agreement shall have the following respective meanings when used herein:

          "Active Subsidiaries" shall mean, collectively, the Subsidiaries of Borrower set forth as such on Schedule 4.3 hereof.

          "Advance" shall mean an Index Rate Advance or a LIBOR Advance (each of which shall be a "Type" of Advance).

          "Adverse Environmental Condition" shall mean any of the matters referred to in clause (i) or (iii) of the definition of Environmental Claim or any Environmental Claim based on any of the matters referred to in clause (ii) of the definition of Environmental Claim.

          "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially or as trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person and (ii) each Person that controls, is controlled by or is under common control with such Person.
For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; PROVIDED, HOWEVER, that with respect to each of Borrower and any of its Subsidiaries or Affiliates, the term "Affiliate" shall not include GE Capital.

          "Agent" shall have the meaning assigned to it in the first paragraph of this Agreement and shall include GE Capital and any successor Agent appointed pursuant to Section 10.6 hereof.

          "Aggregate Loan" shall have the meaning assigned to it in Section 2.17(a) hereof.

          "Agreement" shall mean this Amended and Restated Senior Loan Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time any reference hereto becomes operative.

          "Ancillary Agreement" shall mean any agreement, undertaking, instrument, document or other writing executed by Borrower or any of its Subsidiaries or any of their direct or indirect stockholders or partners, as a condition to advances or funding under this Agreement or otherwise in connection herewith, including, without limitation, the Partnership Agreement, the Loan Documents and all amendments or supplements thereto.

          "Annualized Consolidated Operating Cash Flow" shall mean, for any Fiscal Quarter, the product of (i) Operating Cash Flow of Borrower and its Subsidiaries for such Fiscal Quarter multiplied by (ii) 4.

          "Annualized Consolidated System Cash Flow" shall mean, for any Fiscal Quarter, the product of (i) System Cash of Borrower and its Subsidiaries for such Fiscal Quarter multiplied by (ii) 4.

          "Applicable Margin" shall mean an interest margin determined quarterly and based upon the ratio of Total Debt to Annualized Consolidated Operating Cash Flow for the immediately preceding Fiscal Quarter as follows:

          TOTAL DEBT TO ANNUALIZED  INDEX    LIBOR
          CONSOLIDATED OPERATING    RATE     RATE
          CASH FLOW RATIO           PLUS     PLUS
          ------------------------  -----    ------
          greater than or equal    .750%     1.750%
            to 5.50:1.00
          less than 5.50:1.00      .500%     1.500%

          For purposes of determining the Applicable Margin to be used in calculating the interest which is payable in respect of any Fiscal Quarter or Interest Period, as the case may be, Annualized Consolidated Operating Cash Flow shall be determined based upon the last quarterly financial statements required to have been delivered to Lenders pursuant to Section 5.1(b) hereof; PROVIDED, HOWEVER, that if Borrower shall fail to deliver such financial statements on a timely basis, the Applicable Margin shall be the highest rate set forth above for the period until such financial statements have been delivered (whereupon the Applicable Margin shall be the applicable rate provided above for periods commencing after the date of such delivery until the following period's financial statements are due).

          "Borrower" shall have the meaning assigned to it in the first paragraph of this Agreement.

          "Borrowing Date Certificate" shall mean a certificate in the form attached hereto as Exhibit B.

          "Business Day" shall mean any day that is not a Saturday, a Sunday nor a day on which banks are required or permitted to be closed in the State of New York.

          "Cablevision" shall mean Cablevision Systems Corporation, a Delaware corporation.

          "Capital Expenditures" shall mean all amounts accrued (or, without double counting, paid) in respect of any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized in accordance with GAAP.

          "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required either to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise to be disclosed as such in a note to such balance sheet, other than, in the case of Borrower or any of its Subsidiaries, any such lease under which Borrower or such Subsidiary is the lessor.

          "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would be required to appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed as such an obligation in a note to such balance sheet.

          "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations,
(iii) Borrower's or any of its Subsidiaries' employees, payroll, income or gross receipts, (iv) Borrower's or any of its Subsidiaries' ownership or use of any of its assets, or (v) any other aspect of Borrower's or any of its Subsidiaries' business.

          "Code" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

          "Collateral" shall mean, collectively, all Collateral and all other collateral referred to in the Security Agreements and all Pledged Collateral, as well as all other property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Collateral Documents.

          "Collateral Documents" shall mean, collectively, the Guaranties, the Security Agreements, the Pledge Agreements, the Nonrecourse Guaranty and Pledge Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Obligations.

          "Commitment Termination Date" shall mean the earlier of (i) the Maturity Date and (ii) the date on which payment in full of the Revolving Credit Loan may otherwise be required pursuant to the proviso in Section 8.1 hereof.

          "Consolidated Available Cash Flow" shall mean, for any Person for any period, Consolidated Operating Cash Flow of such Person for such period PLUS
(x) the sum of (i) the excess, if any, of such Person's Working Capital at the beginning of such period over such Person's Working Capital at the end of such period and (ii) for Borrower, any Curing Capital Contribution made to Borrower during such period or within 90 days thereafter (without double counting any Curing Capital Contribution taken into account in determining Consolidated Available Cash Flow for any previous period) MINUS (y) (without double counting) the sum of (a) such Person's Capital Expenditures for such period to the extent such Capital Expenditures are permitted hereunder (including by Section 9.5 hereof), (b) cash interest paid by such Person during such period, (c) principal payments made by such Person on its Indebtedness during such period to the extent permitted hereunder (other than prepayments of the Revolving Credit Loan that do not permanently reduce the amount of the Maximum Revolving Credit Loan),
(d) the excess, if any, of such Person's Working Capital at the end of such period over such Person's Working Capital at the beginning of such period and
(e) amounts accrued by such Person in respect of taxes (other than deferred taxes) for such period. Any calculations relating to the Consolidated Available Cash Flow of Borrower shall include such calculations with respect to Borrower's consolidated Subsidiaries (including, without limitation, Missouri Partnership).

          "Consolidated Operating Cash Flow" shall mean, for any Person for any period, the consolidated operating income (before extraordinary items, interest, taxes, depreciation, amortization, non-cash charges, other non-cash items, compensation in respect of Borrower's and its Subsidiaries' allocable portion of Cablevision's employee stock incentive programs (not to exceed in the aggregate for any calendar year 5% of Consolidated Operating Cash Flow for the preceding calendar year) which employee stock incentive expense shall be allocated among Cablevision' Subsidiaries based on the existing Cablevision allocation methodology reflected in Annex 1 hereto, with respect to Borrower, amounts constituting Allocation Items (as defined in the USC Management Agreement) that are payable pursuant to the terms of the USC Management Agreement which have been accrued but have not been paid and the payment of which has been subordinated to all Obligations in a manner satisfactory to Agent) of such Person and its consolidated Subsidiaries (with respect to Borrower, including, without limitation, Missouri Partnership) determined in accordance with GAAP and (to the extent consistent with GAAP) in a manner consistent with the past practices of Borrower; PROVIDED, HOWEVER, that the amounts set forth above shall be determined on the basis of the capitalization policies of Cablevision and its Affiliates as in effect on the Effective Date and set forth on Schedule 1 hereto.

          "Contaminant" shall mean any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste, including any such substance regulated under any Environmental Law.

          "Curing Capital Contribution" shall have the meaning assigned to it in
Section 9.5 hereof.

          "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

          "Disposition" shall mean any sale, transfer, assignment or other disposition (whether voluntary or involuntary) of all or a portion of any member of the USC Group (including, without limitation, by means of transfer of equity interests or assets or by merger or consolidation).

          "DOL" shall mean the United States Department of Labor or any successor to any of its relevant functions.

          "ECC" shall mean ECC Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of USC.

          "Effective Date" shall mean the date hereof, subject to the satisfaction (or the waiver thereof) or the conditions set forth in Section 3.1.

          "Environmental Claim" shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, any sudden or non-sudden, accidental or non-accidental Release) of, or exposure to, any substance, chemical, material, pollutant, Contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, without limitation, the air, ground, water or any surface) at, in, by, from or related to the Facilities, (ii) the environmental aspects of the transportation, storage, treatment or disposal of materials in connection with the operation of the Facilities or (iii) the violation, or alleged violation, of any Environmental Law, ordinance, order, Permit or license of or from any Governmental Authority, relating to environmental matters connected with the Facilities.

          "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, ET SEQ., the Clean Air Act, 42 U.S.C. Section 7401, ET SEQ., the Clean Water Act, 33 U.S.C.
Section 1251, ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601, ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. Section 651, ET SEQ., and all other federal, state, and local laws, ordinances, regulations, rules, orders, Permits, and the like, which are aimed at the protection of human health or the environment, each as in effect from time to time.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

          "ERISA Affiliate" shall mean, with respect to any Person, all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC.

          "ERISA Event" shall mean, with respect to Borrower or any of its ERISA Affiliates, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under
Section 4043 of ERISA), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA,
(c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA,
(e) the complete or partial withdrawal of Borrower or any of its ERISA Affiliates from any Multiemployer Plan, (f) the failure to make required contributions to a Plan under Section 412 of the IRC or (g) any other event or condition which might reasonably be expected to constitute grounds under
Section 4042(a)(1), (2) or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

          "Essex" shall mean Essex Communications Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Borrower.

          "Event of Default" shall have the meaning assigned to it in
Section 9.1 hereof.

          "Existing USC Loans" shall mean, collectively, (i) the revolving credit loans and the senior term loans made by GE Capital to Borrower pursuant to the Existing USC Senior Loan Agreement and (ii) all accrued and unpaid interest on the loans referred to in clause (i).

          "Existing USC Senior Loan Agreement" shall have the meaning provided in the recitals hereto.

          "Facilities" shall mean real property owned or leased or used by Borrower or any of its Subsidiaries.

          "FCC" shall mean the Federal Communications Commission (or any successor).

          "FCC Consent" shall mean an order or orders issued by the FCC to Borrower approving the management of Borrower by Cablevision pursuant to the USC Management Agreement.

          "Federal Funds Rate" shall mean, for any date, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

          "Federal Reserve Board" shall have the meaning assigned to it in
Section 4.13 hereof.

          "Financials" shall mean the financial statements referred to in
Section 4.6(a) hereof.

          "Fiscal Quarter" shall mean the calendar quarter ending on each March 31, June 30, September 30 and December 31 of each year. Subsequent changes of the fiscal quarters of Borrower shall not change the term "Fiscal Quarter" unless the Required Lenders shall consent in writing to such changes.

          "Fiscal Year" shall mean the calendar year. Subsequent changes of the fiscal year of Borrower shall not change the term "Fiscal Year" unless the Required Lenders shall consent in writing to such changes.

          "Funding Arrangements" shall have the meaning assigned to it in
Section 2.14(b) hereof.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

          "GE Capital" shall have the meaning assigned to it in the first paragraph of this Agreement.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "G.P. and L.P. Nonrecourse Guaranty and Pledge Agreement" shall mean the agreement, dated as of December

31, 1992, among GE Capital (as agent for Lenders) and the pledgors listed on the signature pages thereof, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such G.P. and L.P. Nonrecourse Guaranty and Pledge Agreement as the same may be in effect at the time any reference thereto becomes operative.

          "Guarantied Indebtedness" shall mean, as to any Person, any obligation of such Person guarantying any indebtedness, lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including, without limitation, any obligation or arrangement of such Person (i) to purchase or repurchase any such primary obligation, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

          "Guaranties" shall mean the USC/Subsidiary (Senior) Guaranty.

          "Guarantor" shall mean each Subsidiary of Borrower which is executing and delivering to Agent any of the Guaranties.

          "Homes Passed" shall mean the sum of: (i) all dwelling units passed by energized cable of the cable systems of Borrower or any of its Subsidiaries which are occupied or, if not occupied, are in a condition permitting occupation, and which are capable of being furnished with a signal level not less than six decibels, including each dwelling unit in a multiple dwelling unit that has basis for a first set connection (whether or not Borrower or any of its Subsidiaries enters into an arrangement with a multiple dwelling unit for provision of service to such unit on a discounted basis) or that is an individual dwelling unit to which a first set connection could be offered and supplied, but in any case excluding any multiple dwelling unit and the individual dwelling units therein to which Borrower or any of its Subsidiaries does not have and cannot obtain access for the provision of such first set connection to such individual dwelling units; (ii) each commercial subscriber which is actually connected to the cable systems of Borrower or any of its Subsidiaries and is receiving service; and
(iii) each non-connected hotel or motel (counted as one "home" each) passed by energized cable of the cable systems of Borrower or any of its Subsidiaries; PROVIDED, HOWEVER, that "Homes Passed" shall not in any event include any non-connected commercial establishments other than the hotels and motels referred to in clause (iii) above.

          "IMP and EHR Nonrecourse Guaranty and Pledge Agreement" shall mean the agreement, dated as of December 31, 1992, among GE Capital (as agent for Lenders), IMP Cable Management, Inc. and Golden Holdings, Inc., including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such IMP and EHR Nonrecourse Guaranty and Pledge Agreement as the same may be in effect at the time any reference thereto becomes operative.

          "Indebtedness" of any Person shall mean (a)(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations of such Person, (v) all Guarantied Indebtedness of such Person, (vi) all Indebtedness of such Person referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (vii) all Unfunded Pension Liabilities and all Withdrawal Liabilities of such Person and
(b) with respect to Borrower or any of its

Subsidiaries, (i) all Indebtedness of such Person referred to in clause (a) above and (ii) the Obligations.

          "Index Rate" shall mean, on any date, the greater of (i) the highest of the daily prime, base, commercial loan or equivalent rate of interest published or publicly announced for such date by Bankers Trust Company, Chemical Bank, N.A., Citibank, N.A., Morgan Guaranty Trust Company of New York or The Chase Manhattan Bank, N.A. (whether or not such rate is actually charged by any such bank) as in effect for such date and (ii) the Federal Funds Rate for such date plus 1/2 of 1%.

          "Index Rate Advance" shall mean a portion of a Loan which bears interest at a rate based on the Index Rate.

          "Interest Expense" shall mean, for any period, gross interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, LESS the following for Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP:
(a) the sum of (i) interest capitalized during construction for such period,
(ii) interest income for such period, and (iii) gains for such period on interest rate contracts (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), PLUS the following for Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP: (b) the sum of (i) losses for such period on interest rate contracts (to the extent not included in gross interest expense), and (ii) the expensing of upfront costs or fees for such period associated with interest rate contracts (to the extent not included in gross interest expense).

          "Interest Period" shall mean, for any LIBOR Advance, the period commencing and ending on such dates as are selected by Borrower pursuant to the provisions set forth below. The duration of each Interest Period shall be one, two or three, six or, to the extent available and if agreed to by all Lenders, nine or twelve months as Borrower may, upon notice received by Agent not later than 10:00 A.M. (New York City time) on the second Business Day prior to the first day of such Interest Period, select; PROVIDED, HOWEVER, that:

                (i) Borrower may not select any Interest Period which ends after the Maturity Date; and

               (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day.

          "Investments" shall mean any advances, loans, accounts receivable (other than (x) accounts receivable arising in the ordinary course of business of Borrower or any Subsidiary of Borrower and (y) accounts receivable owing to Borrower from any Subsidiary of Borrower for management services (other than such accounts receivable that constitute direct charges or out-of-pocket expenses relating to such services) provided by Borrower to such Subsidiary) or other extensions of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or capital contributions to (by means of transfers of property to others, or payments for property or services for the account or use of others, or otherwise), or the purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or joint adventure) of, or any bank accounts with, or guarantee any Indebtedness or other obligations of, any Person.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "IRS" shall mean the Internal Revenue Service or any entity succeeding to any or all of its functions.

          "Leases" shall mean all of those leasehold estates in real property now owned or hereafter acquired by Borrower or any of its Subsidiaries, as lessee.

          "Lender" or "Lenders" shall have the meaning assigned to it in the first paragraph of this Agreement and shall include GE Capital and any future holder of all or any portion of the Notes.

          "LIBOR Advance" shall mean a portion of a Loan which bears interest at a rate based on the LIBOR Rate.

          "LIBOR Rate" shall mean, for any Interest Period, the rate obtained by dividing (i) the average of the four rates reported from time to time by Telerate News Service on page 3875 thereof (or such other number of rates as such service may from time to time report) at which foreign branches of major U.S. banks offer U.S. dollar deposits to other banks for such Interest Period in the London interbank market at approximately 11:00 A.M., London time, on the second full Eurodollar Business Day (as hereinafter defined) next preceding such Interest Period by (ii) a percentage equal to 100% minus the weighted average of the maximum rates of all reserve requirements (including, without limitation, any marginal emergency, supplemental, or special or other reserves) scheduled to be applicable during such Interest Period to any member bank of the Federal Reserve System in respect of eurocurrency or eurodollar funding or liabilities. If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower. The term "Eurodollar Business Day" shall mean a Business Day on which banks generally are open in the city of London for interbank or foreign exchange transactions.

          "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement (other than an unrestricted bank account in the name of and maintained by Borrower or any of its Subsidiaries), lien, Charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any arrangement having substantially the same economic effect as any of the foregoing (including any financing lease), and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

          "Loan" shall mean the Revolving Credit Loan and any Term Loan.

          "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Collateral Documents, the Pompadur Letter Agreement, the Missouri Assumption Agreement and the USC Non-Competition Agreement.

          "Loan Party" shall mean Borrower and each of its Subsidiaries and Cablevision.

          "Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets, operations or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) Borrower's and its Subsidiaries' collective ability to pay the Obligations in accordance with the terms thereof, (iii) the Collateral or
(iv) Lenders' Liens on the Collateral taken as a whole or the priority of such Liens taken as a whole.

          "Maturity Date" shall mean the earlier of (i) the closing under the Redemption Agreement and (ii) July 15, 1998.

          "Maximum Lawful Rate" shall have the meaning assigned to it in
Section 2.7(g) hereof.

          "Maximum Revolving Credit Loan" shall mean, at any time, an amount equal to $30,000,000; PROVIDED that the Maximum Revolving Credit Loan shall increase by $5,000,000 commencing on January 1, 1997; and, PROVIDED FURTHER that such aggregate amount may be reduced from time to time pursuant to Section 2.3 hereof.

          "Media Approval" shall mean any FCC Consent and any other approval necessary with respect to the investment by V Cable and V Sub in the Borrower and the management of Borrower by Cablevision pursuant to the USC Management Agreement.

          "Media License" shall mean any franchise, license, permit, certificate, ordinance, right by contract or other authorization from any Governmental Authority which is necessary for the cable television operations of any Person.

          "Missouri Assumption Agreement" shall mean the Missouri Assumption Agreement, dated as of December 31, 1992, among Borrower, Missouri Partnership and GE Capital, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such Missouri Assumption Agreement as the same may be in effect at the time any reference thereto becomes operative.

          "Missouri Partnership" shall mean Missouri Cable Partners, L.P., a Delaware limited partnership.

          "Missouri Partnership Agreement" shall mean the Limited Partnership Agreement, dated as of June 30, 1992, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such Missouri Partnership

Agreement as the same may be in effect at the time any reference thereto becomes operative (but only giving effect to such amendments, modifications or supplements consented to by GE Capital).

          "Mortgage Supplements" shall mean the supplements, dated as of December 31, 1992, to the Mortgages.

          "Mortgages" shall mean the mortgages or deeds of trust made in connection with the Existing USC Loans in favor of GE Capital, in its individual capacity or as agent, by Borrower or any of its Subsidiaries, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such Mortgages as the same may be in effect at the time any reference thereto becomes operative.

          "Multiemployer Plan" shall mean, with respect to any Person, a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making, or is obligated to make, contributions or has made, or has been obligated to make, contributions within the preceding five years.

          "Net Cash Proceeds" of a Disposition shall mean cash payments actually received by Borrower from any sale or other disposition or series of related sales or other dispositions net of the amount of any and all (i) reasonable expenses incurred as a direct result of and directly attributable to such sale or disposition, (ii) reasonable fees, including attorneys' fees, accountant's fees, brokerage, consultant and other customary fees, commissions and other costs, actually incurred therewith, and (iii) all foreign, federal, state and local taxes payable or reasonably estimated to be payable as a direct consequence of such sale or disposition.

          "Newco" shall mean VC Holding, Inc., a Delaware corporation.

          "Nonrecourse Guaranty and Pledge Agreements" shall mean, collectively, the USC Nonrecourse Guaranty and Pledge Agreement, the Pompadur Et Al. Nonrecourse Guaranty and Pledge Agreement, the G.P. and L.P. Nonrecourse Guaranty and Pledge Agreement and the IMP and EHR Nonrecourse Guaranty and Pledge Agreement.

          "Notes" shall mean, collectively, the Revolving Credit Note and the Term Notes.

          "Notice of Revolving Credit Advance or Conversion" shall have the meaning assigned to it in Section 2.1(b) hereof.

          "Obligations" shall mean all loans, advances, debts, liabilities and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Borrower or any of its Subsidiaries or any other Loan Party to Agent or any Lender, and all covenants and duties regarding the payment of such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case arising under any of the Loan Documents. "Obligations" include, without limitation, all interest, Charges, expenses, attorneys' fees and any other sum chargeable to Borrower or any of its Subsidiaries or any other Loan Party under any of the Loan Documents.

          "Operating Cash Flow" shall mean, for any period, the following for Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP: (i) aggregate operating revenues MINUS
(ii) aggregate operating expenses (including technical, programming, sales, selling, general administrative expenses and salaries and other compensation paid to any general partner, director, officer or employee of Borrower or any Subsidiary of Borrower and any management fees paid to Cablevision, but excluding interest, depreciation and amortization and, to the extent otherwise included in operating expenses, any losses resulting from a writeoff or writedown of Investments by Borrower or any Subsidiary of Borrower in Affiliates); PROVIDED, HOWEVER, that for purposes of determining Operating Cash Flow, there shall be excluded (x) all management fees paid to Borrower or any Subsidiary of Borrower during such period, (y) the amortization of deferred installation income and (z) compensation in respect of Borrower's and its Subsidiaries' allocable portion of Cablevision's employee stock incentive programs (not to exceed in the aggregate for any calendar year 5% of Consolidated Operating Cash Flow for the preceding calendar year) which employee stock incentive expense shall be allocated among Cablevision's Subsidiaries based on the existing Cablevision allocation methodology reflected in Annex 1 hereto.

          "Other Taxes" shall have the meaning assigned to it in Section 2.13(b) hereof.

          "Participants" shall have the meaning assigned to it in
Section 11.1(b)(ii) hereof.

          "Partnership Agreement" shall mean the Second Amended and Restated Limited Partnership Agreement of Borrower, dated as of the date hereof, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such Partnership Agreement as the same may be in effect at the time any reference thereto becomes operative (but only after giving effect to such amendments, modifications or supplements consented to by GE Capital).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

          "Permit" shall mean any permit, approval, authorization, license, variance or permission required from a Governmental Authority under any applicable Environmental Law.

          "Permitted Encumbrances" shall mean the following encumbrances:
(i) Liens for taxes or assessments or other governmental charges or levies either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workers' compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower or any of its Subsidiaries; (v) workers', mechanics', suppliers', carriers', warehousemen's or other similar Liens arising in the ordinary course of business and securing indebtedness aggregating not in excess of $500,000 at any time outstanding and not yet due and payable;
(vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Borrower or any of its Subsidiaries is a party; (vii) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or shall not have been discharged within 60 days after the expiration of any such stay;
(viii) Capital Leases permitted under Section 7.3(a)(iv) hereof; and (ix) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value or marketability of such real property, leases or leasehold estates.

          "Permitted USC Sale" shall mean a Disposition permitted pursuant to
Section 7.11(a)(i) or 7.11(a)(ii) hereof.

          "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          "Plan" shall mean, with respect to any Person or any of its ERISA Affiliates, at any time, an employee pension benefit plan, as defined in
Section 3(2) of ERISA (including a Multiemployer Plan), that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC and is maintained by such Person or any of its ERISA Affiliates.

          "Pledge Agreements" shall mean the USC Group Pledge Agreement.

          "Pledged Collateral" shall mean, collectively, the Pledged Collateral referred to in the Pledge Agreements and the Nonrecourse Guaranty and Pledge Agreements.

          "Pompadur Et Al. Nonrecourse Guaranty and Pledge Agreement" shall mean the agreement, dated as of December 31, 1992, among GE Capital (as agent for Lenders) and the pledgors listed on the signature pages thereof, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such Pompadur Et Al. Nonrecourse Guaranty and Pledge Agreement as the same may be in effect at the time any reference thereto becomes operative.

          "Pompadur Letter Agreement" shall mean that certain letter agreement, dated as of June 30, 1992, between I. Martin Pompadur and GE Capital, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such Pompadur Letter Agreement as the same may be in effect at the time any reference thereto becomes operative.

          "Preferred USC Interest" shall mean the collective reference to the 19% limited partnership interest in Borrower and the 1% general partnership interest in Borrower held by V Cable, Inc. and V Cable G.P., Inc.

          "Premium Services" shall mean such cable television programming services as Borrower and/or its Subsidiaries from time to time determine in the course of its business constitute "Premium Services" or the like.

          "Premium Units" shall mean the total number of Premium Services subscribed to by each Subscriber.

          "Prepayment Transactions" shall have the meaning assigned in the recitals to the Partnership Agreement.

          "Real Estate" shall mean all of those plots, pieces or parcels of land now owned or hereafter acquired by Borrower or any of its Subsidiaries (the "Land"), including, without limitation, those listed on Schedule 4.8(a) hereto, together with the right, title and interest of Borrower or any of its Subsidiaries, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, adjoining or abutting the Land to the center line thereof, the air space and development rights pertaining to the Land and right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including, without limitation, all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and all fixtures and articles of personal property appertaining thereto and all additions thereto and substitutions and replacements thereof.

          "Redemption Agreement" shall mean the Partnership Interests Redemption Agreement, dated as of the date hereof, among Borrower, the limited partners and general partners of Borrower and the other parties listed on the signature pages thereto.

          "Release" shall have the meaning assigned to it in Section 101(20) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(22).

          "Reportable Event" shall have the meaning assigned to it in
Section 4043 of ERISA.

          "Required Lenders" shall mean, on any date on which any Loan is outstanding, the holders of Notes evidencing at least a majority of the aggregate unpaid principal amount of the Loans; PROVIDED, HOWEVER, that any amendment to, modification of or supplement to this Agreement or waiver of a Default or an Event of Default hereunder that would have the effect of reinstating the obligations to make Revolving Credit Advances from and after the date such obligations have been terminated or changing the terms of, amount of or obligation to make Revolving Credit Advances shall require the affirmative consent thereto of holders of Notes evidencing at least a majority of the aggregate unpaid principal amount of the Revolving Credit Loan then outstanding or, in the event that at such date there is no Revolving Credit Loan then outstanding, then the holders of Notes evidencing at least a majority of the unused portion of the Maximum Revolving Credit Loan.

          "Reserves" shall mean such reserves for doubtful accounts, returns, allowances and the like as may be established by Borrower or any of its Subsidiaries or as may otherwise be required in accordance with GAAP.

          "Restricted Payment" shall mean (i) the declaration of any dividend, the making of any distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock of Borrower, (ii) any payment on account of the purchase, redemption or other retirement of Stock of Borrower, any direct or indirect partner of Borrower or any other Affiliate of Borrower (other than a Subsidiary of Borrower) or any other payment or distribution made in respect thereof, either directly or indirectly, or (iii) any payment on account of federal, state or local taxes (inclusive of interest and penalties), in respect of any consolidated, combined or unitary tax return filed by any partner of Borrower which includes Borrower or any of its Subsidiaries, or any other payment by Borrower of any federal, state or local taxes (inclusive of interest and penalties) of its partners.

          "Revolving Credit Advance" shall have the meaning assigned to it in
Section 2.1(a) hereof, and may consist of an Index Rate Advance or a LIBOR Advance.

          "Revolving Credit Loan" shall mean the aggregate amount of Revolving Credit Advances outstanding at any time.

          "Revolving Credit Note" shall have the meaning assigned to it in
Section 2.1(c) hereof.

          "Sale" shall have the meaning assigned to it in Section 11.1(b) hereof.

          "Security Agreements" shall mean, collectively, the Mortgages and the USC Group Security Agreement.

          "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock and any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

          "Subscribers", on any date, shall mean the sum of (a) the total number of households (exclusive of "second outlets", as such term is commonly understood in the cable television industry), subscribing on such date to any cable television system of Borrower or any of its Subsidiaries and paying any currently available rate for monthly service fees and charges imposed by such system, for any level of programming services offered by such system; PROVIDED that such term shall not include any household whose account is more than 60 days past due. For purposes of this definition, an account shall be deemed due on the last day of each monthly billing period for which service has been provided to a household.

          "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person is a general partner or shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% (including with respect to Borrower, without limitation, Missouri Partnership and any of its Subsidiaries); PROVIDED that none of Newco or any of its Subsidiaries shall be considered a Subsidiary of Borrower.

          "System Cash Flow" of Borrower shall mean, for any period, the consolidated operating income (before extraordinary items, interest, taxes, depreciation, amortization, non-cash charges and other non-cash items and, with respect to Borrower, amounts constituting Allocation Items (as defined in the USC Management Agreement) that are payable (whether or not paid) pursuant to the terms of the USC Management Agreement, and expenses and costs directly related to the consummation of the transactions contemplated by the Loan Documents) of Borrower and its consolidated Subsidiaries (including, without limitation, Missouri Partnership) determined in accordance with GAAP and (to the extent consistent with GAAP) in a manner consistent with the past practices of Borrower; PROVIDED, HOWEVER, that such amounts shall be determined on the basis of the capitalization policies of Cablevision and its Affiliates as in effect on the Closing Date and set forth on Schedule 1 hereto; and PROVIDED FURTHER, HOWEVER, that to the extent that Cablevision or its Affiliates provides to any of Borrower, ECC, Essex or any of their respective Subsidiaries, goods or services for consideration which is below the fairly allocable cost thereof, for purposes of the calculations herein, such goods and services shall be deemed to be provided at the fairly allocable cost.

          "Systems" shall mean the cable television systems owned and operated by Borrower and its Subsidiaries, wherever located.

          "Taxes" shall have the meaning assigned to it in Section 2.13(a) hereof.

          "Termination and Modification Documents" shall mean the collective reference to the Termination and Amendatory Agreement, dated as of the date hereof, among Agent, V Cable and certain affiliates of V Cable, the Termination and Amendatory Agreement, dated as of the date hereof, among Agent, VC Holding and certain affiliates of VC Holding, Amendment No. 1 the CSC Nonrecourse Guaranty and Pledge Agreement, dated as of the date hereof, between Agent and Cablevision, to the CSC Nonrecourse Guaranty and Pledge Agreement and the Termination and Release Agreement, dated as of the date hereof, between Agent and USC.

          "Termination Date" shall mean the date on which all Loans and other Obligations hereunder have been completely discharged and Borrower shall have no further right to borrow any monies hereunder.

          "Term Loans" shall have the meaning assigned to it in Section 2.2(a) hereof.

          "Term Notes" shall have the meaning assigned to it in Section 2.2(a) hereof.

          "Total Debt" shall mean all Indebtedness of Borrower and its consolidated Subsidiaries.

          "Treasury Regulation" shall mean the Income Tax Regulations promulgated under the IRC as such regulations may be amended from time to time (including temporary and proposed regulations).

          "Type" of Advance shall have the meaning assigned to it in the definition of Advance.

          "Unfunded Pension Liability" shall mean, with respect to any Person at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Plan of such Person, any of its Subsidiaries or any of its ERISA Affiliates exceeds the fair market value of all assets of such Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Plan using the actuarial assumptions in effect under such Plan, and (ii) for a period of five years following a transaction reasonably likely to be covered by
Section 4069
of ERISA, the liabilities (whether or not accrued) that could be avoided by such Person, any of its Subsidiaries or any of its ERISA Affiliates as a result of such transaction.

          "U.S. Cable Partners" shall mean U.S. Cable Partners, a Delaware general partnership.

          "USC Group" shall mean Borrower, USC, ECC and Essex and their respective corporate, partnership and other direct or indirect wholly-owned Subsidiaries, including, without limitation, Missouri Partnership (so long as Borrower owns its limited partnership interest therein).

          "USC Group Pledge Agreement" shall mean the agreement, dated as of December 31, 1992, among GE Capital (as agent for Lenders), Borrower and the Subsidiaries of Borrower listed on the signature pages thereof, including all amendments, modifications, and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such USC Group Pledge Agreement as the same may be in effect at the time any reference thereto becomes operative.

          "USC Group Security Agreement" shall mean the agreement, dated as December 31, 1992, among GE Capital (as agent for Lenders) and Borrower and the Subsidiaries of Borrower listed on the signature pages thereof, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such USC Group Security Agreement as the same may be in effect at the time any reference thereto becomes operative.

          "USC Management Agreement" shall mean the agreement, dated as of December 31, 1992, among Cablevision, Borrower and the Subsidiaries of Borrower listed on the signature pages thereof, providing, INTER ALIA, for the management of Borrower and its cable television systems, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such USC Management Agreement as the same may be in effect at the time any reference thereto becomes operative (but only giving effect to such amendments, modifications or supplements consented to by GE Capital).

          "USC Non-Competition Agreement" shall mean the agreement, dated as of December 31, 1992, among Cablevision,

Borrower and GE Capital (as agent for Lenders) and in its individual capacity as lender, providing, INTER ALIA, for Cablevision's agreement not to compete with the operations of Borrower and its Subsidiaries, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such USC Non-Competition Agreement as the same may be in effect at the time any reference thereto becomes operative (but only giving effect to such amendments, modifications or supplements consented to by GE Capital).

          "USC Nonrecourse Guaranty and Pledge Agreement" shall mean the agreement, dated as of December 31, 1992, between GE Capital (as agent for Lenders) and Borrower, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such USC Nonrecourse Guaranty and Pledge Agreement as the same may be in effect at the time any reference thereto becomes operative.

          "USC/Subsidiary (Senior) Guaranty" shall mean the agreement, dated as of December 31, 1992, made in favor of Agent by the Subsidiaries of Borrower listed on the signature pages thereof, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to such USC/Subsidiary (Senior) Guaranty as the same may be in effect at the time any reference thereto becomes operative.

          "V Cable" shall mean V Cable, Inc., a Delaware corporation.

          "Welfare Plan" shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Borrower or any of its Subsidiaries on behalf of former employees after such employees' termination of employment (other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant).

          "Withdrawal Liability" shall mean, (a) with respect to Borrower, at any time, the aggregate amount of the liabilities of any Loan Party, any of its Subsidiaries or any of its ERISA Affiliates pursuant to Section 4201 of ERISA, and any increase in contributions required to be made pursuant to Section 4243 of ERISA, with respect to all Multiemployer Plans of any such Person and (b) with respect to any other Person, at any time, the aggregate amount of the liabilities of such Person, any of its Subsidiaries or any of its ERISA Affiliates pursuant to
Section 4201 of ERISA, and any increase in contributions required to be made pursuant to Section 4243 of ERISA, with respect to all Multiemployer Plans of any such Person.

          "Working Capital" shall mean, for any Person (including, with respect to Borrower, without limitation, Missouri Partnership) on any date, the excess of current assets of such Person on such date (excluding cash, cash equivalents and marketable securities) over current liabilities of such Person on such date (including, for Borrower, the outstanding balance of the Revolving Credit Loan, but excluding current maturities of other long-term Indebtedness) determined on a consolidated basis in accordance with GAAP and (to the extent consistent with GAAP) in a manner consistent with the past practices of Borrower; PROVIDED, HOWEVER, that, with respect to Borrower, such amount shall be determined on the basis of the capitalization policies of Cablevision and its Affiliates as in effect on the Effective Date and set forth on Schedule 1 hereto.

          Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

          All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.

          The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.  AMOUNT AND TERMS OF CREDIT

          2.1. REVOLVING CREDIT ADVANCES. (a) Upon and subject to the terms and conditions hereof, GE Capital agrees to make available, from time to time until the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor, advances (each, a "Revolving Credit Advance") in an aggregate amount outstanding which shall not at any time exceed the Maximum Revolving Credit Loan. Subject to the foregoing and to the provisions of
Section 2.3 hereof and until all amounts outstanding in respect of the Revolving Credit Loan shall become due and payable on the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a). Revolving Credit Advances outstanding on the date hereof under the Existing USC Senior Loan Agreement after giving effect to the Prepayment Transactions shall constitute "Revolving Credit Advances" for purposes of this Agreement.

          (b) Each Revolving Credit Advance shall be made on notice, given no later than 1:00 P.M. (New York City time) on the Business Day of the proposed Revolving Credit Advance, by Borrower to GE Capital. Each such notice (a "Notice of Revolving Credit Advance or Conversion") shall be in writing or by telephone to GE Capital's Account Executive, (203) 316-7661, telecopy, telex or cable, if by telephone confirmed immediately in writing, in substantially the form of Exhibit A hereto, specifying therein (consistent with this Agreement), INTER ALIA, the requested (i) date and aggregate amount of such Advance,
(ii) Type or Types of Advance comprising such Revolving Credit Advance and the amount of each such Type and (iii) Interest Period for each such Advance which is a LIBOR Advance. Each Revolving Credit Advance shall be deemed to be an Index Rate Advance unless otherwise specified by Borrower in the Notice of Revolving Credit Advance or Conversion delivered to GE Capital in relation to such Advance in accordance with the procedures and time set forth in this
Section 2.1(b). GE Capital shall, before 5:00 P.M. (New York City time) on the date of the proposed Revolving Credit Advance (or, if the Notice of Revolving Credit Advance or Conversion is given by 10:30 A.M. (New York City time) on such date, by 2:00 P.M. (New York City time) on the date of the proposed Revolving Credit Advance), upon fulfillment of the applicable conditions set forth in Section 3 hereof, wire the amount of such Revolving Credit Advance to a bank designated by Borrower and reasonably acceptable to GE Capital.

          (c) The Revolving Credit Loan of GE Capital shall be evidenced by the promissory note executed and delivered by Borrower to GE Capital at the time of the initial Revolving Credit Advance (the "Revolving Credit Note"). The Revolving Credit Note shall be payable to the order of GE Capital and shall represent the obligation of Borrower to pay the amount of the Maximum Revolving Credit Loan or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made by GE Capital to Borrower with interest thereon as prescribed in Section 2.7 hereof. The date and amount of each Revolving Credit Advance and the Type of each such Advance (and, if a LIBOR Advance, the Interest Period therefor) and each payment of principal with respect thereto shall be recorded on the books and records of GE Capital, which books and records shall (absent manifest error) constitute PRIMA FACIE evidence of the accuracy of the information therein recorded. The entire unpaid balance of the Revolving Credit Loan shall be due and payable on the Commitment Termination Date.

          (d) Not later than 10:00 A.M. on the second Business Day prior to the end of any Interest Period for each Revolving Credit Advance consisting of a LIBOR Advance, Borrower shall deliver to GE Capital a Notice of Revolving Credit Advance or Conversion electing to convert such LIBOR Advance into an Index Rate Advance or into a LIBOR Advance (or part into an Index Rate Advance and part into a LIBOR Advance), in each case effective at the end of the Interest Period for such Advance. Each such Notice of Revolving Credit Advance or Conversion shall be in writing or by telephone to GE Capital's Account Executive, (203) 316-7661, telex, telecopy or cable, if by telephone confirmed immediately in writing, specifying therein (consistent with this Agreement), INTER ALIA, (i) the aggregate amount and Type of Advance which is to be converted and the last day of the current Interest Period for such Advance, (ii) the Type or Types of Advance into which such Advance is to be converted and the amount of each such Type and (iii) the Interest Period for each Advance which is to be a LIBOR Advance. If Borrower shall fail to provide a Notice of Revolving Credit

Advance or Conversion on or prior to 10:00 A.M. on the second Business Day prior to the end of the Interest Period in respect of any LIBOR Advance, such Advance shall automatically convert into an Index Rate Advance on the day following the last day of such Interest Period.

          (e) Borrower shall be entitled to convert all or any part of any Index Rate Advance into a LIBOR Advance by delivery to GE Capital, not later than 10:00 A.M. on the second Business Day prior to the date such conversion is to occur, of a Notice of Revolving Credit Advance or Conversion in the manner, and containing the relevant information indicated in, Section 2.1(d) hereof; PROVIDED, HOWEVER, that no such conversion shall occur or be effective on any date which is not a Business Day.

          2.2. TERM LOANS. (a) The Series A Term Loans and the Series B Term Loans outstanding under the Existing USC Senior Loan Agreement shall constitute and be referred to as the "Term Loans" for purposes of this Agreement. The promissory notes evidencing the Term Loans shall be referred to herein as the "Term Notes".

          (b) The principal amount of the Term Loans shall be payable in full, together with accrued and unpaid interest thereon, on the Maturity Date.

          (c) Not later than 10:00 A.M. on the second Business Day prior to the end of any Interest Period for each portion of a Term Loan consisting of a LIBOR Advance, Borrower shall deliver to Agent a notice in substantially the form of Exhibit A-1 hereto (a "Notice of Term Advance or Conversion") electing to convert such LIBOR Advance into an Index Rate Advance or into a LIBOR Advance (or part into an Index Rate Advance and part into a LIBOR Advance), in each case effective at the end of the Interest Period for such Advance. Each such Notice of Term Advance or Conversion shall be in writing or by telephone to Agent's Account Executive, 203-316-7661, telex, telecopy or cable, if by telephone confirmed immediately in writing, specifying therein (consistent with this Agreement), INTER ALIA, (i) the aggregate amount and Type of Advance which is to be converted and the last day of the current Interest Period for such Advance,
(ii) the Type or Types of Advance into which such Advance is to be converted and the amount of each such Type and (iii) the Interest Period for each Advance which is to be a LIBOR Advance. If Borrower shall fail to provide a Notice of Term Advance or Conversion on or prior to 10:00 A.M. on the second Business Day prior to the end of the Interest Period in respect of any LIBOR Advance, such Advance shall automatically convert into an Index Rate Advance on the day following the last day of such Interest Period.

          (d) Borrower shall be entitled to convert any portion of a Term Loan consisting of an Index Rate Advance into a LIBOR Advance by delivery to Agent, not later than 10:00 A.M. on the second Business Day prior to the date such conversion is to occur, of a Notice of Term Advance or Conversion in the manner, and containing the relevant information indicated in, Section 2.2(c) hereof; provided, however, that no such conversion shall occur or be effective on any date which is not a Business Day.

          2.3. MANDATORY PREPAYMENT. (a) Immediately upon receipt by Borrower of any Net Cash Proceeds pursuant to (and to the extent provided in) Section 7.11(a)(ii) hereof, Borrower shall use the proceeds of any such assets sales to repay FIRST, such outstanding Loans (other than the Revolving Credit Loan) as Agent shall determine in its sole discretion and, SECOND, to the then outstanding principal amount of the Revolving Credit Loan.

          Notwithstanding the foregoing, Borrower shall not make a prepayment, with the proceeds of asset sales under Section 7.11(a)(ii), otherwise required pursuant to this Section 2.3(a) to the extent that such prepayment is waived by Agent (at the direction or with the consent of the Required Lenders) in writing. Any prepayment with the proceeds of such asset sales pursuant to this
Section 2.3(a) shall be accompanied by all accrued and unpaid interest on the principal amount so prepaid; provided that except in connection with a prepayment in full of the Loans, such accrued and unpaid interest in respect of the Series B Term Loan shall be paid in kind in the same manner as provided in
Section 2.7(c). Any prepayments of any Loans pursuant to this Section 2.3(a) shall be applied FIRST, to those portions of such Loans that constitute Index Rate Advances, and NEXT, to those portions of such Loans that constitute LIBOR Advances. Notwithstanding the foregoing, if any prepayment of a LIBOR Advance in the manner and at the times provided above would result in any such prepayment occurring prior to the last day of the Interest Period for such Advance, such prepayment shall instead be made on the last day of the Interest Period therefor (unless GE Capital otherwise directs). Borrower shall use reasonable good faith efforts to select Interest Periods in respect of its LIBOR Advances in order to avoid circumstances whereby (or to minimize, to the extent possible, the extent to which) any mandatory prepayments pursuant to this Section 2.3(a) would in the absence of the previous sentence result in a LIBOR Advance being prepaid prior to the last day of the Interest Period with respect thereto. Any prepayments of Revolving Credit Advances pursuant to this Section 2.3(a) shall not be available to be reborrowed, and the Maximum Revolving Credit Loan shall be permanently reduced by an amount equal to the maximum amount of proceeds of asset sales available to be applied to reduce Revolving Credit Advances pursuant to clause (a) above (even if all or a portion of such amounts available pursuant to clause (a) above shall not have been applied in prepayment of Revolving Credit Advances due to the outstanding amount of Revolving Credit Advances being less than the amount of such asset sales proceeds available pursuant to clause
(a) above).

          (b) In the event that in the reasonable determination of Agent, (i) Borrower fails to use its best efforts to perform its obligations under the Redemption Agreement and to cause all conditions precedent thereunder of parties other than Borrower to be satisfied, or (ii) the closing thereunder does not occur due to a breach by Borrower under such Redemption Agreement, the Obligations shall be due and payable on July 1, 1997.

          (c) No prepayment fee shall be payable in respect of any mandatory prepayment under this Section 2.3.

          2.4. OPTIONAL PREPAYMENT; PREPAYMENT PREMIUM. (a) Borrower shall have the right at any time (but subject to the provisions set forth below), on 5 Business Days' prior written notice to Agent, to voluntarily prepay, in whole or in part, the then outstanding balance, including accrued and unpaid interest, of the Loans, without premium or penalty except as set forth in Section 2.4(b) below; PROVIDED, HOWEVER, that such prepayment shall be applied in the manner set forth in Section 2.10 hereof as determined by Agent or Lenders in their discretion.

          (b) Notwithstanding the foregoing, Borrower shall have no right to prepay any LIBOR Advance or Term Loan prior to the end of the respective Interest Period therefor except to the extent required under Section 2.3 above; PROVIDED, HOWEVER, that Borrower may prepay any such LIBOR Advance or any Term Loan in connection with a prepayment in full of such Loans if such prepayment is accompanied by payment of all amounts (if any) required to be paid by Borrower in respect thereof pursuant to Section 2.14(b) hereof.

          2.5. USE OF PROCEEDS. Borrower shall use the proceeds of the Revolving Credit Loan for working capital purposes.

          2.6. SINGLE LOAN. The Revolving Credit Loan, the Term Loans and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

          2.7. INTEREST. (a) Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Advance until the principal amount thereof shall be paid in full, as follows: at all times from the Effective Date, at a rate based on either the Index Rate or the LIBOR Rate as follows: (A) with respect to each Index Rate Advance, at a rate per annum equal to the Index Rate plus the Applicable Margin, payable quarterly in arrears on the last day of each Fiscal Quarter commencing on or after the Effective Date and on the date such Advance is repaid in full; and (B) with respect to each LIBOR Advance, at a rate per annum equal at all times during the Interest Period therefor to the LIBOR Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period or, if such Interest Period exceeds three months, on the last day of each three month period and on the date such Advance is repaid in full.

          (b) Borrower shall pay interest on the unpaid principal amount of each Term Loan from the Effective Date until the principal amount thereof shall be paid in full, as follows: at all times from the Effective Date, at a rate based on either the Index Rate or the LIBOR Rate as follows: (A) with respect to each Term Loan bearing interest at the Index Rate, at a rate per annum equal to the Index Rate plus the Applicable Margin, payable quarterly in arrears on the last day of each Fiscal Quarter commencing on or after the Effective Date and on the date such Term Loan is repaid in full; and (B) with respect to each Term Loan bearing interest at the LIBOR Rate, at a rate per annum equal at all times during the Interest Period therefor to the LIBOR Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period or, if such Interest Period exceeds three months, on the last day of each three month period and on the date such Term Loan is repaid in full.

          (c) All computations of the LIBOR Rate shall be made by Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last) occurring in the period for which such interest is payable. All computations of the Index Rate or any Fixed Rate shall be made by Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which such interest is payable or accrues. Each determination of the Index Rate for Index Rate Advances shall be on a daily basis for (and for the period through and including) the next succeeding Business Day. Each determination by Agent of an interest rate hereunder shall be, in the absence of manifest error, conclusive and binding for all purposes.

          (d) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall accrue at the then applicable rate during such extension and shall be payable on such next succeeding Business Day.

          (e) So long as any default in the payment of principal or interest hereunder shall have occurred and be continuing, the interest rate applicable to each Loan shall be increased by 2% per annum above the rate otherwise applicable.

          (f)  Notwithstanding anything to the contrary set forth in this
Section 2.7, if at any time until payment in full of all of the Obligations, any stated rate of interest hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest hereunder shall to the extent permitted by law be equal to the Maximum Lawful Rate; PROVIDED, HOWEVER, that if at any time thereafter, any stated rate of interest hereunder is less than the Maximum Lawful Rate, to the extent permitted by law interest shall continue to be paid or accrued hereunder at the Maximum Lawful Rate until such time as the total interest received by any Lender hereunder is equal to the total interest which such Lender would have received had each such interest rate been (but for the operation of this paragraph) the interest rate since the Effective Date. Thereafter, the interest rate hereunder shall be the rate otherwise set forth in this Agreement for each Loan or portion thereof, unless and until any such interest rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event interest is calculated at the Maximum Lawful Rate pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.7(f), shall make a final determination that any Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under the Loans, then to any due and payable principal of the Loans, then to the remaining principal amount of the Loans, then to other unpaid Obligations and thereafter refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

          2.8. LIMITATIONS ON TYPES OF ADVANCES. Notwithstanding any other provision of this Agreement, there shall not at any time be in effect (and Borrower shall not be entitled to select) more than three Interest Periods with respect to all outstanding LIBOR Advances.

          2.9. RECEIPT OF PAYMENTS. Borrower shall make each payment under this Agreement not later than 2:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to Agent's depository bank in the United States as designated by Agent from time to time for deposit in Agent's depositary account or, if Agent so notifies Borrower, directly to each Lender, ratably based on the respective principal amounts of the Notes held by each Lender that relate to the Loan in respect of which such payment is made or applied. Agent will, upon any such deposit to its depositary account, promptly thereafter cause to be distributed like funds relating to the payment of principal or interest (other than interest or principal payments on the Revolving Credit Loan, which will be paid directly to GE Capital) ratably to Lenders as provided above, and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. For purposes only of computing interest hereunder, all payments shall be applied by GE Capital to the Revolving Credit Loan and by each Lender to its Term Loans on the day payment has been credited by Agent's depository bank to Agent's depositary account in immediately available funds or, if Agent has notified Borrower to make any such payments directly to any Lender, such payments shall be applied by each Lender to its Term Loans on the day payment has been received by such Lender in immediately available funds. For purposes of determining the amount of funds available for borrowing by Borrower pursuant to Section 2.1(a) hereof, such payments shall be applied by GE Capital against the outstanding amount of the Revolving Credit Loan at the time they are credited to its account.

          2.10. APPLICATION OF PAYMENTS. Except as otherwise expressly provided herein, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Agent or any Lender from or on behalf of Borrower pursuant to the terms of this Agreement, and Borrower irrevocably agrees that, except as otherwise expressly provided herein, Agent and Lenders shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations and in repayment of the Revolving Credit Loan and the Term Loans as they each may deem advisable. In the absence of a specific determination by Agent and the Required Lenders with respect thereto, the same shall be applied in the following order:
(i) then due and payable fees and expenses; (ii) then due and payable interest payments on the Loans; and (iii) then due and payable principal payments on the Loans. Notwithstanding the foregoing, prior to the occurrence of a Default or Event of Default, Agent agrees to apply payments received in accordance with instructions received from Borrower (if any) in connection with such payments, to the extent such instructions are consistent with the provisions of this Agreement. GE Capital is authorized to, and at its option may, make advances on behalf of Borrower for payment of all fees, expenses, Charges, costs, principal or interest incurred by Borrower hereunder. Such advances shall be made when and as Borrower fails to promptly pay such fees, expenses, Charges, costs, principal or interest and at GE Capital's option shall be deemed to be additional Revolving Credit Advances constituting part of the Revolving Credit Loan hereunder and comprised of Index Rate Advances or LIBOR Advances (as selected by GE Capital).

          2.11. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of such Loan obtained by all Lenders, such Lender shall forthwith purchase from each other Lender such participations in such Loan made by each other Lender as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

          2.12. ACCOUNTING. Agent will provide a monthly accounting of transactions under the Revolving Credit Loan and the Term Loans, if applicable, to Borrower. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein unless Borrower, within 90 days after the date any such accounting is rendered, shall notify Agent in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Agent's determination, based upon the facts available, of any item objected to by Borrower in such notice shall (absent manifest error) be final, binding and conclusive on Borrower, unless Borrower shall, within 30 days following Agent's notifying Borrower of such determination, either (i) commence a judicial proceeding to resolve such objection or (ii) submit such dispute to KPMG Peat Marwick, independent public accountants, for resolution of the items in dispute (which resolution shall be final, conclusive and binding on both parties). The fees of such independent public accountant shall be borne by Lenders if such resolution shall indicate that the items in dispute were not accounted for accurately by Agent, and shall otherwise be borne by Borrower.

          2.13. TAXES. (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with Section 2.9 hereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of any Lender or Agent, as the case may be (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and
(iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

          (b) In addition to the foregoing, Borrower agrees to pay any present or future stamp or documentary taxes or any other sales, excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

          (c) Borrower shall indemnify each Lender and Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.13) paid by such Lender or Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days from the date such Lender or Agent makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Agent and each Lender, at their addresses referred to in
Section 11.11 hereof, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this
Section 2.13 shall survive the payment in full of principal and interest hereunder and under the Notes.

          2.14. INDEMNITY. (a) Borrower shall indemnify and hold Agent and each Lender harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by Agent or such Lender as a result of its having entered into any of the Loan Documents or extended credit hereunder; PROVIDED, HOWEVER, that Borrower shall not be liable for such indemnification to any such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense (x) results from such indemnified Person's gross negligence or willful misconduct, (y) relates to a dispute between Agent or any Lender and any of the Loan Parties or (z) results from a breach by Agent or such Lender of its obligations under the last sentence of Section 11.1(b) hereof.

          (b) Borrower understands that in connection with Lenders' arranging to provide the LIBOR Advances from time to time at the option of Borrower on the terms provided herein, Lenders have entered or may enter into funding arrangements with third parties ("Funding Arrangements") on terms and conditions which could result in substantial losses to such Lenders if any LIBOR Advances do not remain outstanding at the interest rates provided herein for the entire Interest Period with respect to which such LIBOR Advance has been fixed. Consequently, in order to induce Lenders to provide the LIBOR Advances on the terms provided herein and in consideration for the entering into by Lenders of Funding Arrangements from time to time in contemplation thereof, if any LIBOR Advance is repaid in whole or in part prior to the last day of the Interest Period therefor (whether any such repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise), Borrower shall indemnify and hold harmless each Lender from and against and in respect of any and all losses, costs and expenses resulting from, or arising out of or imposed upon or incurred by such Lender by reason of the liquidation or reemployment of funds acquired or committed to be acquired by such Lender to fund such LIBOR Advance, pursuant to the Funding Arrangements. The amount of any losses, costs or expenses resulting in an obligation of Borrower to make a payment pursuant to the foregoing sentence shall not include any losses attributable to any Lender's lost profit, but shall represent the excess, if any, of (i) such Lender's cost of borrowing the relevant LIBOR Advance pursuant to the Funding Arrangements over (ii) the return such Lender would receive on its reinvestment of such funds; PROVIDED, HOWEVER, that if any Lender terminates any Funding Arrangements in respect of any LIBOR Advance, the amount of such losses, costs and expenses shall include the cost to such Lender of such termination. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to the next preceding sentence, and such calculation shall be binding on the parties hereto unless Borrower shall object thereto in writing within ten Business Days of receipt thereof. Notwithstanding the foregoing, the provisions of this Section 2.14(b) shall not apply in respect of any such prepayment of any Term Loan or LIBOR Advance required to be made solely as a result of the provisions of Section 2.3 (other than with the proceeds of asset sales) or Section 2.16(c) hereof.

          (c) Borrower hereby waives and relinquishes any set-off or similar rights which it may have against Agent or any Lender with respect to any Obligation under this Agreement; PROVIDED that, with respect to any Default or Event of Default asserted by Agent or any Lender, this sentence shall not be deemed to impair Borrower's right to assert any claim against Agent or any Lender that, if adjudicated to be correct by a court of competent jurisdiction, would excuse or cure such Default or Event of Default.

          2.15. ACCESS. (a) Without limiting any other rights that Agent or any Lender may otherwise have, Agent and any of its officers, employees and/or agents shall have the right, exercisable as frequently as Agent determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by Agent), to inspect the properties and facilities of Borrower and its Subsidiaries and to inspect, audit and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account at the place(s) where the same shall be located all to the extent, but only to the extent, that such inquiry is related to its position as Agent. Borrower shall deliver any document or instrument reasonably necessary for Agent, as it may request, to obtain records from any service bureau maintaining records for Borrower or its Subsidiaries. Borrower shall instruct its and its Subsidiaries' banking and other financial institutions to make available to Agent such information and records as Agent may reasonably request.

          (b) Agent and each Lender agree to exercise their reasonable efforts to keep any information delivered or made available by Borrower pursuant hereto confidential from anyone other than Persons employed or retained by Agent or such Lender who are expected to become engaged in evaluating, approving, structuring, administering or transferring the Loans; PROVIDED, that nothing herein shall prevent Agent or any Lender from disclosing such information (i) to any other Lender, (ii) upon the order of any court or administrative agency or as otherwise may be required by law, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over Agent or such Lender, as the case may be, (iv) which has been publicly disclosed or is otherwise available to Agent or such Lender on a nonconfidential basis, (v) in connection with any litigation to which Agent, any Lender, Cablevision, Borrower or any other Loan Party or any of its Subsidiaries may be a party, (vi) to the extent reasonably required in connection with the exercise or enforcement of any rights or remedies under the Loan Documents, (vii) to Agent's or such Lender's legal counsel and independent auditors and (viii) to any actual or proposed participant or to any other Person in connection with any actual or proposed sale, transfer or other disposition of all or any part of the Loans, if such other Person, prior to such disclosure, agrees for the benefit of Borrower to comply with the provisions of this subsection (b).

          2.16. CAPITAL ADEQUACY; INCREASED COSTS; ILLEGALITY. (a) If any Lender shall determine that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder or credit extended by it hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time as specified by such Lender by written notice to Borrower, Borrower shall pay such additional amount or amounts as will compensate such Lender for such reduction (such notice to indicate Lender's method of determining the amount of such reduction and that such method is consistent with such Lender's treatment of customers similar to Borrower having similar provisions generally in their agreements with such Lender, which method and amount will be conclusive and binding absent manifest error).

          (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan or portion thereof bearing interest based on the LIBOR Rate, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to in clause (i) or (ii) above which would result in any such increased cost to such Lender, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this
Section 2.16(b).

          (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Loan bearing interest based on the LIBOR Rate, then, unless such Lender is able to agree to make or to continue to fund or to maintain such Loan which bears interest based on the LIBOR Rate at another branch or office of such Lender without, in such Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain Loans or any portion thereof bearing interest based on the LIBOR Rate shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding Loans or any portions thereof then bearing interest based on the LIBOR Rate, together with interest accrued thereon (but without any penalty for such prepayment), of such Lender UNLESS Borrower, within five Business Days after the delivery of such notice and demand, converts each such Loan into a Loan bearing interest based on the Index Rate.

          (d) Agent, upon becoming aware thereof, shall promptly notify Borrower of the occurrence of any event described in this Section 2.16. Borrower shall have the right within five Business Days of receipt of such notice to convert any outstanding LIBOR Advance to an Index Rate Advance.

          2.17. INCOME TAX REPORTING. (a) Subject to Section 2.17(b), Borrower, Lenders and Agent hereby acknowledge and agree that, for U.S. federal income tax reporting purposes:

               (i) the Term Loans will be aggregated (as contemplated by proposed Treasury Regulation Section 1.1275-2(c)) (as aggregated, the "Aggregate Loan") and treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of Sections 1271 through 1275 of the IRC and the proposed Treasury Regulations thereunder;

               (ii) the Aggregate Loan is a debt instrument to which Section 1274 of the IRC applies;

              (iii) the "issue date" (as defined in Section 1275(a)(2) of the IRC and the proposed Treasury Regulations thereunder) of the Aggregate Loan is the Effective Date;

               (iv) the maturity date of the Aggregate Loan is the Maturity
          Date;

                (v) the Aggregate Loan constitutes a "variable rate debt instrument" as defined in proposed Treasury Regulation Section 1.1275-5; and

               (vi) the Aggregate Loan is not part of an "investment unit" and the provisions governing the determination of the issue price of an investment unit as set forth in proposed Treasury Regulation Section 1.1273-2(d) do not apply.

               (b) Notwithstanding Section 2.17(a), if the Internal Revenue Service promulgates new final, temporary or proposed regulations under any of Sections 1271 through 1275 of the IRC, or if any of Sections 1271 through 1275 of the IRC are amended, and such regulations or amendments are applicable to any of the loans made pursuant to this Agreement, or if there is another change in the tax law (or interpretations thereof) applicable to the reporting of the loans made pursuant to this Agreement, Borrower and Agent will negotiate in good faith to determine the effect of any of the foregoing on the reporting of the loans made pursuant to this Agreement and to agree upon a consistent treatment for federal income tax reporting purposes of the loans made pursuant to this Agreement.

          (c) Within 20 days after the end of any year, Agent shall furnish Borrower with its computation of the amount of interest income and deductions attributable to the Loans for U.S. federal income tax purposes. If Borrower does not agree with such computation, Borrower shall notify Agent, and promptly thereafter Borrower and Agent will negotiate in good faith to attempt to resolve any disagreement with respect to Agent's computation. It is Borrower's, Lenders' and Agent's intention to use their reasonable efforts to reach an agreement with respect to such computation. If such agreement is reached, each of Borrower and the Lenders will consistently report the amount of any interest income and deductions reflected in such agreed upon computation.

3.  CONDITIONS PRECEDENT

          3.1. CONDITIONS TO EFFECTIVENESS. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Agent or any Lender hereunder, this Agreement shall not be effective unless and until the Effective Date shall have occurred under the Partnership Agreement and Borrower shall have delivered to Agent, in form and substance satisfactory to Agent and (unless otherwise indicated) each dated the Effective Date:

          (a) Evidence, in form and substance reasonably satisfactory to Agent, that all aspects of the Prepayment Transactions have closed or are simultaneously closing on terms satisfactory to Agent, in compliance with all relevant laws and regulations.

          (b) A Notice of Revolving Credit Advance or Conversion, if a Revolving Credit Advance is to be made on the Effective Date, duly executed by Borrower.

          (c) Favorable opinions of Sullivan & Cromwell, counsel to Cablevision, V Cable, Newco and their respective Subsidiaries, in substantially the form attached hereto as Exhibit C-1 and of Robert S. Lemle, counsel to Cablevision, in substantially the form attached hereto as Exhibit C-2, it being understood that to the extent that any such opinion shall rely upon any other opinion of counsel or any of such opinions are to instead be rendered by other counsel, each such other counsel shall be acceptable to Agent and each such other opinion shall be in form and substance reasonably satisfactory to Agent and shall provide that Agent and each Lender may rely thereon.

          (d) Resolutions of (i) the board of directors of each Loan Party which is a corporation, certified by the Secretary or Assistant Secretary of such Loan Party and (ii) the general partners or management committee of each Loan Party which is a partnership, certified by a general partner of each such partnership, in each case as of the Effective Date, to be duly adopted and in full force and effect on such date, authorizing (A) the consummation of each of the transactions contemplated by the Loan Documents to which each such Loan Party is a party, (B) specific officers to execute and deliver this Agreement (in the case of Borrower) and each other Loan Document to which such Loan Party is a party and (C) the execution, delivery and performance by each such Loan Party of each other Ancillary Agreement to be delivered on or prior to the Effective Date to which such Loan Party is a party.

          (e)  [Intentionally Omitted]

          (f) A copy of the organizational documents and all amendments thereto of each Loan Party and copies of such Loan Party's by-laws and partnership agreements, certified by the Secretary or Assistant Secretary (or general partner, if applicable) of such Loan Party as true and correct as of the Effective Date.

          (g) A certificate of the Senior Vice President and Treasurer of a general partner of Borrower stating that all of the representations and warranties (other than the representations contained in Section 4.16 hereof) of each Loan Party contained herein or in any of the Loan Documents are correct on and as of the Effective Date as though made on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement) and that no event has occurred and is continuing, or would result from a Revolving Credit Advance, if made on the Effective Date, or the Prepayment Transactions, which constitutes or would constitute a Default or an Event of Default.

          (h) Payment of all reasonable fees and expenses of (i) Agent's outside counsel Weil, Gotshal & Manges (upon submission no later than 11:00 A.M. (New York City time) on the Effective Date of a statement thereof in reasonable detail) and (ii) all special local counsel (including, without limitation, Kaye, Scholer, Fierman, Hays & Handler and Akin, Gump, Strauss, Hauer & Feld, L.L.P.) retained in connection with any of the Loan Documents and the transactions contemplated thereby.

          (i) Certificates of the Secretary or an Assistant Secretary of each Loan Party which is a corporation and of a general partner of each Loan Party which is a partnership as to the incumbency and signatures of the officers or representatives of such entity executing this Agreement, any of the Loan Documents or other Ancillary Agreements or any other certificate or document to be delivered by such Person pursuant hereto or thereto, together with evidence of the incumbency and authority of such Secretary or Assistant Secretary or general partner.

          (j) A copy (or other evidence reasonably satisfactory to Agent) of each consent, license and approval required to have been obtained in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the other Loan Documents and Ancillary Agreements, the consummation of the Prepayment Transactions, such consents, licenses and approvals to be satisfactory, in form and substance, to Agent.

          (k) Such additional information and materials as Agent may reasonably request, including, without limitation, copies of any debt agreements, security agreements and other material contracts.

          3.2. CONDITIONS TO EACH REVOLVING CREDIT ADVANCE. (a) It shall be a condition to the funding of each subsequent Revolving Credit Advance that the following statements shall be true on the date of each such funding:

               (i) All of the representations and warranties of the Loan Parties contained herein or in any of the Loan Documents shall be correct on and as of each such date as though made on and as of such date, except
     (A) to the extent that any such representation or warranty expressly relates to an earlier date and (B) for changes therein permitted or contemplated by this Agreement.

              (ii) No event shall have occurred and be continuing, or would result from any such funding or incurrence, which constitutes or would constitute a Default or an Event of Default.

          (b) The acceptance by Borrower of the proceeds of any Revolving Credit Advance shall be deemed to constitute, as of the date of such acceptance,
(i) a representation and warranty by Borrower that the conditions in
Section 3.2(a) hereof have been satisfied and (ii) a confirmation by Borrower of the granting and continuance of Agent's Liens pursuant to the Collateral Documents.

4.  REPRESENTATIONS AND WARRANTIES

          To induce GE Capital and Lenders to make the Revolving Credit Loan, as herein provided for, Borrower makes the following representations and warranties to GE Capital and Lenders, each and all of which (subject, in the case of Section 4.8 hereof, to Section 6.15 hereof) shall be true and correct as of the date of execution and delivery of this Agreement after giving effect to the Prepayment Transactions, and each and all of which shall survive the execution and delivery of this Agreement:

          4.1. CORPORATE OR PARTNERSHIP EXISTENCE; COMPLIANCE WITH LAW. (a) Borrower and each of its Active Subsidiaries (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect).

          (b) Borrower and each of its Subsidiaries (i) has the requisite corporate or partnership power and authority to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted;
(ii) has, or will by the Effective Date have, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except where any failure to obtain such licenses, permits, consents or approvals, or to make such filings, would not have a Material Adverse Effect);
(iii) is in compliance with its certificate of incorporation and by-laws or certificate or articles of partnership or partnership agreement (as the case may be); and (iv) is in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect.

          4.2. EXECUTIVE OFFICES. The current location of Borrower's and each of its Subsidiaries' executive offices and principal place of business is set forth on Schedule 4.2 hereto.

          4.3. SUBSIDIARIES. There currently exist no Subsidiaries of Borrower other than as set forth on Schedule 4.3 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding Stock of each such Subsidiary by class and the number and percentage of each such class legally owned by Borrower or a Subsidiary of Borrower or any other Person, or to be owned by the Effective Date. There are no outstanding options, warrants, rights to purchase or similar rights covering Stock of any such Subsidiary. The Subsidiaries of Borrower, other than the Active Subsidiaries, have no significant liabilities or obligations and conduct no business.

          4.4. CORPORATE OR PARTNERSHIP POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Borrower and its Subsidiaries of the Loan Documents and all other existing Ancillary Agreements and all instruments and documents to be delivered by Borrower and its Subsidiaries, to the extent they are parties thereto, hereunder and thereunder, and the creation of all Liens provided for herein and therein: (i) are within Borrower's and its Subsidiaries' corporate or partnership power; (ii) have been, or by the Effective Date will be, duly authorized by all necessary or proper corporate or partnership action; (iii) are not in contravention of any provision of Borrower's or its Subsidiaries' respective certificates or articles of incorporation or by-laws or certificates or articles of partnership or partnership agreements, as the case may be; (iv) will not violate any law or regulation, or any order or decree of any court or Governmental Authority (other than violations which will not, individually or in the aggregate, have a Material Adverse Effect and which are not known to Borrower); (v) will not conflict with or result in the breach or termination of, or constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower or any of its Subsidiaries other than those in favor of Agent, pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except for the Media Approvals, all of which will have been duly obtained, made or complied with prior to the Effective Date, except as provided in the Collateral

Documents and except for violations which will not have a Material Adverse Effect and which are not known to Borrower. Upon the delivery, on or prior to the Effective Date, of each of the Loan Documents, each such Loan Document will have been duly executed and delivered for the benefit of or on behalf of Borrower or its Subsidiaries, as the case may be, and each will then constitute a legal, valid and binding obligation of Borrower or its Subsidiaries, to the extent they are parties thereto, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and laws affecting creditors' rights generally and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

          4.5. INSURANCE. Schedule 4.5 hereto lists all insurance of any nature maintained by Borrower and each Subsidiary of Borrower, as well as a summary of the terms of such insurance.

          4.6. FINANCIAL STATEMENTS. (a) The audited and unaudited balance sheets and statements of income, retained earnings and statements of cash flow of Borrower and its consolidated Subsidiaries most recently furnished to GE Capital, as agent, and each lender under the Existing USC Loan Agreements prior to the date of this Agreement, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved, and present fairly the consolidated financial position of Borrower and such Subsidiaries in each case as at the dates thereof, and the results of operations and statements of cash flow for the periods then ended (as to the unaudited interim financial statements, subject to normal year-end audit adjustments).

          (b) Borrower and its Subsidiaries, as of December 31, 1995, had no obligations, contingent liabilities or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the consolidated balance sheet of Borrower and its Subsidiaries referred to in
Section 4.6(a) hereof and which would have a Material Adverse Effect.

          (c) No dividends or other distributions have been declared, paid or made upon any Stock of Borrower or any of its Subsidiaries nor has any Stock of Borrower or any of its Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by Borrower or any of its Subsidiaries since December 31, 1995, otherwise than as permitted by this Agreement or as reflected in the consolidated balance sheet of Borrower and its consolidated Subsidiaries referred to in Section 4.6(a) hereof.

          4.7.  [INTENTIONALLY OMITTED]

          4.8. OWNERSHIP OF PROPERTY; LIENS. (a) (i) Except as disclosed in Schedules 4.8(a) and 4.8(b) hereto, each of Borrower and each of its Subsidiaries owns good and marketable fee simple title to all of the Real Estate described on Schedule 4.8(a) hereto and good, valid and marketable leasehold interests in the Leases described in Schedule 4.8(b) hereto, and good and marketable title to, or valid leasehold interests in, all of its other properties and assets, except where any failure to hold any such title or interest would not have a Material Adverse Effect; (ii) none of the properties or assets of Borrower or any of its Subsidiaries, including, without limitation, the Real Estate and Leases, are subject to any Liens, except (x) Permitted Encumbrances and (y) Liens pursuant to the Collateral Documents; and
(iii) Borrower and each of its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions necessary to establish, protect and perfect Borrower's and its Subsidiaries' right, title and interest in and to all such property except where the failure to have received such documents or effected such actions will not, in the aggregate, have a Material Adverse Effect.

          (b) All real property owned or leased by Borrower or any of its Subsidiaries is set forth on Schedules 4.8(a) and 4.8(b) hereto, respectively. Neither Borrower nor any of its Subsidiaries owns any other Real Estate or is lessee or lessor under any leases other than as set forth therein. Schedules 4.8(a) and 4.8(b) hereto are true and correct in all material respects. Part One of Schedule 4.8(b) hereto sets forth all Leases of real property held by Borrower or any of its Subsidiaries as lessee and Part Two of Schedule 4.8(b) hereto sets forth all leases of real property held by Borrower or any of its Subsidiaries as lessor together with information regarding the commencement date, termination date, renewal options (if any) and annual base rents for the years [1995 and 1996]. Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and to general equitable principles. Borrower has delivered to Agent true and complete copies of each of such leases set forth on Part One and Part Two of
Schedule 4.8(b) hereto and all documents affecting the rights or obligations of Borrower or any of its Subsidiaries which is a party thereto, including, without limitation, any non-disturbance and recognition agreement, subordination agreement, attornment agreement and any agreement regarding the term or rental of any of the Leases. Neither Borrower nor any of its Subsidiaries nor any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease, except for any default which would not have a Material Adverse Effect.

          (c) No real property, or any part thereof, owned or leased by Borrower or any of its Subsidiaries has been materially damaged by fire or other casualty which has not been completely restored or is subject to any pending, or, to the knowledge of Borrower or any of its Subsidiaries, threatened or contemplated condemnation proceeding or any sale or other disposition thereof, in lieu of condemnation.

          4.9. NO DEFAULT. Neither Borrower nor any of its Subsidiaries is in default, nor, to Borrower's knowledge, is any third party in default, under or with respect to any Media License, contract, agreement, lease or other instrument to which it is a party, except for any default which (either individually or collectively with other defaults arising out of the same event or events) would not have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.

          4.10. LABOR MATTERS. There are no strikes or other labor disputes against Borrower or any of its Subsidiaries pending or, to Borrower's knowledge, threatened, which would have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which would have a Material Adverse Effect. All payments due from Borrower or any of its Subsidiaries on account of employee health and welfare insurance which would have a Material Adverse Effect if not paid have been paid or ac crued as a liability on the books of Borrower or such Subsidiary.

          4.11. OTHER VENTURES. Except as set forth in Schedule 4.11, neither Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

          4.12. INVESTMENT COMPANY ACT. Neither Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. None of the making of the Revolving Credit Advances by GE Capital, the application of the proceeds and repayment thereof by Borrower or the consummation of the transactions contemplated by this Agreement and the other Loan Documents will violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

          4.13. MARGIN REGULATIONS. Borrower does not own any "margin security," as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Loans will be used only for the purposes contemplated hereby. None of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

          4.14. TAXES. All federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower or any of its Subsidiaries have been filed with the appropriate Governmental Authorities and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid or, as disclosed on

Schedule 4.14 hereto, is being contested in good faith by appropriate procedures (and the provisions of Section 6.2(b) hereof are being met with respect thereto). Each of Borrower and each of its Subsidiaries has paid when due and payable all requisite Charges (except where the failure to do so would not have a Material Adverse Effect). Proper and accurate amounts have been withheld by Borrower and each of its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities (except where the failure to do so would not have a Material Adverse Effect). Schedule 4.14 hereto sets forth, for each of Borrower and each of its Subsidiaries, those taxable years for which its tax returns are currently being audited by the IRS or any other applicable Governmental Authority. Except as described in Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither Borrower nor any of its Subsidiaries has filed a consent pursuant to IRC
Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by Borrower or any of its Subsidiaries is property which such Person is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC
Section 168(h). Except as set forth on Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise initiated by Borrower or any of its Subsidiaries and neither Borrower nor any of its Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method. Except as set forth on
Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

          4.15. ERISA. Schedule 4.15 hereto lists all Plans maintained or contributed to by Borrower or any of its ERISA Affiliates, and separately identifies any Multiem-ployer Plans of Borrower or any of its ERISA Affiliates and any Welfare Plans. Each such Plan has been determined by the IRS to be tax qualified under IRC
Section 401(a), and the trusts created thereunder have been determined to be exempt from tax under the provisions of IRC Section 501, and nothing has occurred which would cause the loss of such qualification or tax-exempt status or the imposition of any IRC or ERISA liability or penalty in excess of $1,000,000. Each such Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of reports required under ERISA, the IRC or any other applicable law or regulation with the relevant Governmental Authority the failure of which to file could reasonably be expected to result in a liability of Borrower or such ERISA Affiliate in excess of $1,000,000 and all such reports which are true and correct in all material respects as of the date given. None of Borrower, any of its Subsidiaries or any of its ERISA Affiliates, with respect to any of their Plans, has failed to make any contribution or pay any amount due as required under Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither Borrower nor any of its ERISA Affiliates has engaged in a "prohibited transaction," as such term is defined in IRC Section 4975 and Title I of ERISA, in connection with any of their Plans which would subject, or has a reasonable likelihood of subjecting, Borrower or such ERISA Affiliate (after giving effect to any exemption) to the tax on prohibited transactions imposed by IRC Section 4975 or any other liability, PROVIDED that the "amount involved" under said section is in excess of $1,000,000. No Plan of Borrower or any of its ERISA Affiliates which is not a Multiemployer Plan has been terminated, nor has any accumulated funding deficiency (as defined in IRC Section 412(a)) been incurred (without regard to any waiver granted under IRC Section 412), nor has any funding waiver from the IRS been received or requested. There has not been any Reportable Event or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Plan of Borrower or any of its ERISA Affiliates (other than a Multiemployer Plan), if any of the foregoing could reasonably result in liability of Borrower or any of its ERISA Affiliates in excess of $1,000,000. The value of the assets of each Plan of Borrower or any of its ERISA Affiliates (other than a Multiemployer Plan) equalled or exceeded the present value of the accrued benefits of each such Plan as of the end of the preceding Plan year using Plan actuarial assumptions as in effect for such Plan year. There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and neither Borrower nor any of its ERISA Affiliates has knowledge of any threatened litigation or claims against (i) the assets of any of their Plans (other than a Multiemployer Plan) or against any fiduciary of such Plan with respect to the operation of such Plan or (ii) Borrower, any of its Subsidiaries or any of Borrower's ERISA Affiliates with respect to any of their Plans which, if adversely determined, could have a material effect on the business, operations, properties, assets or conditions (financial or otherwise) of Borrower or any of its ERISA Affiliates, taken as a whole. Any bond required to be obtained by Borrower or any of its ERISA Affiliates under ERISA with respect to any Plan has been obtained and is in full force and effect. Neither Borrower nor any of its ERISA Affiliates has incurred (a) any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan, which would exceed $1,000,000 in the aggregate or (b) any liability under ERISA Section 4062 to the PBGC, to a trust established under ERISA Section 4041 or 4042 or to a trustee appointed under ERISA Section 4042. Neither Borrower nor any of its ERISA Affiliates nor any organization to which Borrower or such ERISA Affiliate is a successor or parent corporation within the meaning of ERISA Section 4069(b) has engaged in a transaction within the meaning of ERISA Section 4069. Except as set forth on Schedule 4.15 hereto, neither Borrower nor any of its Subsidiaries maintains or has established any Welfare Plan. Borrower and each of its ERISA Affiliates has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder. Except as set forth on Schedule 4.15 hereto, no liability under any Plan of Borrower or any of its ERISA Affiliates has been funded, nor has such obligation been satisfied, with the purchase of a contract from an insurance company that is not rated AAA by Standard & Poor's Corporation and the equivalent by each other nationally recognized statistical rating organization.

          4.16. NO LITIGATION. Except as set forth on Schedule 4.16 hereto, no action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely, is reasonably likely to have a Material Adverse Effect, nor, to the knowledge of Borrower, does a state of facts exist which is reasonably likely to give rise to any such proceeding. Except as expressly set forth on Schedule 4.16 hereto, none of the matters set forth therein questions the validity of any of the Loan Documents, any of the other documents to be entered into in connection with the Restructuring or any action taken or to be taken pursuant thereto, or would either individually or in the aggregate have a Material Adverse Effect.

          4.17. BROKERS. No broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the Loans made pursuant to this Agreement or the Restructuring and Borrower has no obligation to any Person in respect of any finder's or brokerage fees in connection with the Loans contemplated by this Agreement or the Restructuring.

          4.18.  REDEMPTION AGREEMENT; PREPAYMENT TRANSACTIONS; CONSENTS.  (a)
A true and complete copy of the Redemption Agreement (including all exhibits, schedules and amendments thereto) has been delivered to Agent, and a true and complete copy of each document delivered at the closing of the transactions contemplated by the Prepayment Transactions will be delivered to Agent on the Effective Date. None of Borrower or any of its Subsidiaries is in default under the Redemption Agreement or under any instrument or document to be delivered in connection therewith.

          (b) All necessary consents of the FCC and other Governmental Authorities required in connection with the USC Management Agreement, the Partnership Agreement, the Redemption Agreement and all the Prepayment Transactions have been obtained or will be obtained prior to the Effective Date, except (with respect to any consents required under any Media Licenses) where neither the failure to obtain any such consent nor the termination of any such Media License could reasonably be expected to have a Material Adverse Effect.

          4.19. OUTSTANDING STOCK; OPTIONS; WARRANTS; ETC. The Stock of Borrower owned by the partners of Borrower listed on Schedule 4.19 hereto at the Effective Date will constitute all of the issued and outstanding Stock of Borrower immediately following the Effective Date. Borrower will on the Effective Date have no outstanding rights, options, warrants or agreements pursuant to which it may be required to issue or sell any Stock other than the Redemption Agreement.

          4.20. EMPLOYMENT AND LABOR AGREEMENTS. Except for the Partnership Agreement and the USC Management Agreement and as set forth on Schedule 4.20 hereto, there are no employment, consulting or management agreements covering management of Borrower or any of its Subsidiaries and there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any of its Subsidiaries. A true and complete copy of each such agreement has been furnished to Agent.

          4.21. PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES. Except as set forth on Schedule 4.21 hereto, there are no licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications or trade names necessary for Borrower or any of its Subsidiaries to continue to conduct its business as now conducted by them or proposed to be conducted by them. Borrower and each of its Subsidiaries conducts its respective businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement would not have a Material Adverse Effect. To the best of Borrower's knowledge, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower or any of its Subsidiaries.

          4.22. FULL DISCLOSURE. No information contained in this Agreement, the other Loan Documents, the Financials, or any written statement furnished by or on behalf of Borrower or any of its Subsidiaries pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made and taking into account the transactions contemplated hereby and by the Prepayment Transactions.

          4.23. LIENS. Except as otherwise provided in the Collateral Documents, the Liens granted to Lenders pursuant to the Collateral Documents will on the Effective Date be fully perfected first priority Liens in and to the Collateral described therein, except as such priority may be affected by any Permitted Encumbrances.

          4.24. MEDIA LICENSES. Set forth on Schedule 4.24(a) hereto is a complete and correct list of all of the Media Licenses held by Borrower or any of its Subsidiaries relating to any of the Systems (which list sets forth the number of Subscribers attributable to such Media License as of December 31,
1995). All approvals, applications, filings, registrations, consents or other actions required of any local, state or federal authority to enable Borrower or any of its Subsidiaries (as the case may be) to exploit any such Media License have been obtained or made. Except as set forth on Schedule 4.24(b) hereto, neither Borrower nor any of its Subsidiaries has received any notice from the granting body or any other Governmental Authority with respect to any material breach of any covenant under, or any material default with respect to, any Media License held by Borrower or any of its Subsidiaries. True and complete copies of all Media Licenses listed on Schedule 4.24(a) hereto have previously been, or will upon receipt be, delivered to Agent. No material default has occurred and is continuing under any Media License held by Borrower or any of its Subsidiaries which default could reasonably be expected to have a Material Adverse Effect. All consents and approvals of and filings and registrations with, and all other actions in respect of, all Governmental Authorities required to maintain any Media License held by Borrower or any of its Subsidiaries in full force and effect prior to the scheduled date of expiration thereof have been or, prior to the time when required, will have been, obtained, given, filed or taken and are or will be in full force and effect, except where the loss of any such Media License, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          4.25. ENVIRONMENTAL PROTECTION. To Borrower's knowledge, all property owned or leased by Borrower or any of its Subsidiaries is free of Contaminants or any other substance which could result in the incurrence of material liabilities, or constituent thereof, currently defined, identified or listed as hazardous or toxic pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, ET SEQ., or any other

Environmental Law, or any other substance which has in the past or could at any time in the future cause or constitute a health, safety or environmental hazard to any Person or property, including, without limitation, asbestos in any building, petroleum products, PCBs, pesticides and radioactive materials. To Borrower's knowledge, none of Borrower or any of its Subsidiaries has caused or suffered to occur any Release of any Contaminant into the environment or any other condition that could result in the incurrence of material liabilities or any material violations of any Environmental Law. To Borrower's knowledge, based on reasonable investigation, none of Borrower or any of its Subsidiaries has caused or suffered to occur any condition on any of Borrower's Facilities that could give rise to the imposition of any Lien under any Environmental Law. To Borrower's knowledge, based on reasonable investigation, none of Borrower or any of its Subsidiaries is engaged in any manufacturing or any other operations, other than the use of petroleum products for vehicles, that require the use, handling, transportation, storage or disposal of any Contaminant, where such operations require permits or are otherwise regulated pursuant to any Environmental Law.

          4.26. RECEIPT OF AGREEMENTS. Borrower acknowledges receipt of, and has reviewed, each Ancillary Agreement delivered on or prior to the Effective Date.

5.  FINANCIAL STATEMENTS AND INFORMATION

          5.1. REPORTS AND NOTICES. Borrower covenants and agrees that from and after the Effective Date and until the Termination Date, it shall deliver to Agent and, with respect to Sections 5.1(a) through (h), to each Lender:

          (a) Within 30 days after the end of each month, (i) a copy of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month and (ii) a copy of the unaudited consolidated and consolidating statements of income of Borrower and its Subsidiaries for such month and for the year to date, all prepared in accordance with GAAP (subject to normal year-end adjustments and, in the case of the balance sheet, to the lack of requisite footnotes), setting forth in comparative form in each case the projected consolidated figures for such period (all such financial statements to include appropriate supporting details (prepared separately for each of Missouri, Kentucky, Florida, North Carolina and any other state, if any) delineating the financial positions and


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


performance of each System and the amount and nature of any Capital Expenditures during such month).

          (b) Within 45 days after the end of each Fiscal Quarter, (i) a copy of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the close of such quarter and the related consolidated and consolidating statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) a copy of the unaudited consolidated and consolidating statements of income and cash flow of Borrower and its Subsidiaries for such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments), such financial statements to include appropriate supporting details delineating the financial position and condition of each System and to be accompanied by (A) a statement in reasonable detail showing the calculations used in determining compliance with the covenant set forth in Section 7.10 hereof, (B) a statement in reasonable detail showing the amount and nature of any Capital Expenditures (prepared separately for each of Missouri, Kentucky, Florida, North Carolina and any other state, if any) during such Fiscal Quarter and (C) the certification of the chief executive officer or chief financial officer of Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated financial position, the consolidated and consolidating results of operations and the cash flows of Borrower and its Subsidiaries as at the end of such quarter and for the period then ended, and that there was no Default or Event of Default in existence as of such time.

          (c) Within 90 days after the end of each Fiscal Year (or, if Borrower shall then be subject to the periodic reporting requirements of Section 13 or
Section 15(d) of the Securities and Exchange Act of 1934, as amended, and its Fiscal Year shall then end on December 31 of each year, on such later date as Borrower files its Annual Report on Form 10-K, but in no event later than 105 days after the end of each Fiscal Year), a copy of the annual audited consolidated and unaudited consolidating financial statements of Borrower and its Subsidiaries, consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and partners' capital and cash flows, setting forth in comparative form in each case the consolidated and consolidating figures for the previous Fiscal Year, which financial statements shall be prepared in accor-


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


dance with GAAP, certified (only with respect to the consolidated financial statements) without qualification by the independent certified public accountants regularly retained by Borrower, by any other "Big 6" firm of independent certified public accountants or by any other firm of independent certified public accountants of recognized national standing selected by Borrower and acceptable to Agent, and accompanied by (i) a schedule in reasonable detail showing the calculations used in determining (x) compliance with the covenant set forth in Section 7.10 hereof and (y) the amount of Consolidated Available Cash Flow for such Fiscal Year, (ii) a report from such accountants to the effect that in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred, (iii) a certification of the chief executive officer or chief financial officer of Borrower that, to the best of his knowledge, there was no Default or Event of Default in existence as at the end of such Fiscal Year, (iv) a statement in reasonable detail showing the amount and nature of any Capital Expenditures (prepared respectively for each of Missouri, Kentucky, Florida, North Carolina and any other state, if any) during such Fiscal Year, and (v) in the case of Fiscal Year 1995, a certificate of Borrower certifying the ratio of Total Debt to Annualized Consolidated System Cash Flow as of the Effective Date together with a certificate of KPMG Peat Marwick certifying Annualized Consolidated System Cash Flow as of the Effective Date.

          (d) As soon as practicable, but in any event within five Business Days after an executive officer of Borrower becomes aware of the existence of any Default or Event of Default, or any development or other information which has had, or which such officer reasonably believes will have, a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly (and in any event within ten days) confirmed in writing (specifying that such notice is a "Notice of Default or Event of Default" or a "Notice of Material Adverse Effect", as the case may
be).

          (e)  (i)  Within 30 days after the beginning of each Fiscal Year:

               (A) projected consolidated cash flow statements of Borrower and its Subsidiaries (prepared separately for each of Missouri, Kentucky, Florida, North Carolina and any other state, if any), including summary details of cash disbursements, including for Capital Expenditures, for such Fiscal Year, on a monthly basis; and

               (B) projected consolidated income statements of Borrower and its Subsidiaries (prepared separately for each of Missouri, Kentucky, Florida, North Carolina and any other state, if any) for such Fiscal Year, on a monthly basis;

          (ii) Within 60 days after the beginning of each Fiscal Year, projected consolidated balance sheets of Borrower and its Subsidiaries for such Fiscal Year, on a quarterly basis;

         (iii)  Within 90 days after the beginning of each Fiscal Year:

               (A) projected consolidated balance sheets of Borrower and its Subsidiaries for each subsequent Fiscal Year through and including the Fiscal Year in which the Maturity Date occurs, on an annual basis;

               (B) projected consolidated cash flow statements of Borrower and its Subsidiaries (prepared separately for each of Missouri, Kentucky, Florida, North Carolina and any other state, if any), including summary details of cash disbursements, including for Capital Expenditures, for each subsequent Fiscal Year through and including the Fiscal Year in which the Maturity Date occurs, on an annual basis; and

               (C) projected consolidated income statements of Borrower and its Subsidiaries (prepared separately for each of Missouri, Kentucky, Florida, North Carolina and any other state, if any), for each subsequent Fiscal Year through and including the Fiscal Year in which the Maturity Date occurs, on an annual basis;

together (in the case of clauses (i), (ii) and (iii) above) with appropriate supporting details as may be reasonably requested by any Lender (including, without limitation, a breakout (prepared separately for each of Missouri,


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


Kentucky, Florida, North Carolina and any other state, if any) of projected Subscribers, Premium Units, Homes Passed and rates in effect for Subscribers).

          (f) If requested in writing by Agent or any Lender, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by Borrower or any of its Subsidiaries.

          (g) Within 30 days following the end of each calendar month, a Subscriber statistic report for such month in such detail as may be reasonably requested by Agent, certified by Borrower, including but not limited to (i) the number of Subscribers and Premium Units for each cable television system (prepared separately for each of Missouri, Kentucky, Florida, North Carolina and any other state, if any) owned or operated by Borrower or any of its Subsidiaries separately identifying the number of Subscribers (A) whose accounts payable to Borrower or any of its Subsidiaries are more than 90 days past due from the date of billing or (B) as to which a request has been made that service be discontinued, (ii) Homes Passed during such period, (iii) average recurring revenue per Subscriber during such period and (iv) a comparison of such actual number of Subscribers and Premium Units with the number and composition of Subscribers and Premium Units assumed by Borrower for purposes of the projections relating to such period furnished by Borrower to Agent and each Lender pursuant to Section 5.1(e) hereof.

          (h) Within 15 days after being requested to do so by Agent within one year after the Effective Date, supplements or amendments, if any, to the Schedules hereto and representations and warranties herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth in such Schedule or as an exception to such representation or warranty or which is necessary to correct any information in such Schedule or representation or warranty which has been rendered inaccurate thereby; PROVIDED, HOWEVER, that Borrower shall be required to prepare and deliver such supplements and amendments only once.

          (i) Within 60 days after the Effective Date, an unaudited balance sheet of Borrower and its Subsidiaries as of the Effective Date (and after giving effect to the Prepayment Transactions), prepared in accordance with GAAP.

          (j) Such information as Agent may reasonably request concerning the amount and method of allocation of Allocation Items (as defined in the USC Management Agreement) charged to Borrower or any of its Subsidiaries pursuant to the USC Management Agreement.

          (k) Such other information respecting Borrower's or any of its Subsidiaries' business, financial condition or prospects as Agent or any Lender may, from time to time, reasonably request in writing.

          5.2. COMMUNICATION WITH ACCOUNTANTS. Borrower authorizes Agent to communicate directly with its independent certified public accountants and authorizes those accountants to disclose to Agent any and all financial statements and other supporting financial documents and schedules, including copies of any management letter with respect to the business, financial condition and other affairs of Borrower or any of its Subsidiaries. On or before the Effective Date, Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 5.2. Agent agrees to provide Borrower with reasonable notice prior to requesting any such information from Borrower's accountants (and an officer of Borrower shall be entitled to attend any meeting between, and to participate in any communication between, Agent and such accountants), except that no such notice shall be required upon the occurrence and during the continuance of any Event of Default.

6.  AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that, unless the Required Lenders shall otherwise consent in writing, from and after the date hereof and until the Termination Date:

          6.1. MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS. Borrower shall, and shall cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights, licenses, privileges and franchises; (b) continue to conduct its business substantially as conducted on the date hereof (other than changes therein otherwise permitted hereunder); and (c) at all times maintain, preserve and protect all of its trademarks and


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


trade names and preserve the remainder of its property in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with cable television industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; SUBJECT, in the case of clauses (b) and (c) above, to such changes which are consistent with the operation by Borrower and its Subsidiaries of cable television systems and which would not have a Material Adverse Effect.

          6.2. PAYMENT OF OBLIGATIONS. (a) Borrower shall, and shall cause each of its Subsidiaries to, (i) pay and discharge or cause to be paid and discharged, all the Obligations, as and when due and payable and (ii) pay and discharge, or cause to be paid and discharged promptly, all (A) Charges imposed upon it, its income and profits or any of its property (real, personal or mixed) and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default (except, in the case of clauses (A) and (B) above, for Charges and other claims not exceeding $600,000 in the aggregate at any one time outstanding.

          (b) Borrower and its Subsidiaries may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Charges or claims referred to in Section 6.2(a)(i) or (ii) hereof, PROVIDED that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred as a result thereof; (ii) adequate Reserves with respect thereto are maintained on the books of Borrower or such Subsidiary, in accordance with GAAP; (iii) such contest operates to suspend collection of the contested Charges or claims; (iv) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest; (v) no Lien shall exist for such Charges or claims during such action or proceeding; (vi) Borrower or such Subsidiary shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to


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


Borrower or such Subsidiary; and (vii) nonpayment or nondischarge thereof would not have a Material Adverse Effect.

          (c)  Notwithstanding anything to the contrary contained in
Section 6.2(b) hereof, Borrower and each of its Subsidiaries shall have the right to pay the Charges or claims described in Section 6.2(a)(ii) hereof and in good faith contest, by proper legal actions or proceedings, the validity or amount of such Charges or claims.

          6.3. AGENT'S FEES. Borrower shall pay to Agent, on demand, any and all reasonable fees, costs or expenses that Agent shall pay to a bank or other similar institution arising out of or in connection with the forwarding to Borrower or any other Person on behalf of Borrower by Agent of proceeds of the Loans.

          6.4. BOOKS AND RECORDS. Borrower shall, and shall cause each of its Subsidiaries to, keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials referred to in Section 4.6(b) hereof.

          6.5. LITIGATION. Borrower shall notify Agent in writing, promptly upon learning thereof, of any litigation commenced against Borrower and/or any of its Subsidiaries, and of the institution against any of them of any suit or administrative proceeding in each case that, either individually or in the aggregate, might, in the reasonable judgment of Borrower, have a Material Adverse Effect.

          6.6. INSURANCE. Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation and insurance on all property and assets, all in amounts and scope customary for the cable television industry and under policies issued by insurers reasonably satisfactory to Agent and with a lender's loss payable clause in favor of Agent for the benefit of Lenders. Borrower shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by them when due.

          6.7. COMPLIANCE WITH LAW. Borrower shall, and shall cause each of its Subsidiaries to, comply with all federal, state and local laws and regulations applicable to it, including, without limitation, those regarding the collection, payment and deposit of employees' income, unemployment and social security taxes and those relating to environmental matters, except in each case where the failure to comply is not reasonably likely to have a Material Adverse Effect.

          6.8. AGREEMENTS. Borrower shall, and shall cause each of its Subsidiaries to, perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement with any of its Affiliates to which it is a party, including, without limitation, any leases to which Borrower or such Subsidiary is a party, where the failure to so perform and enforce would have a Material Adverse Effect. Borrower shall not, and shall cause each of its Subsidiaries not to, terminate or modify in any manner adverse to any such party any provision of any such agreement which termination or modification could have a Material Adverse Effect.

          6.9. EMPLOYEE PLANS. (a) With respect to other than a Multiemployer Plan, (i) for each Plan hereafter adopted or maintained by Borrower or any of its ERISA Affiliates, Borrower shall or shall cause such ERISA Affiliate to seek and receive determination letters from the IRS to the effect that such Plan is qualified within the meaning of IRC Section 401(a); (ii) from and after the adoption of any Plan by Borrower or any of its ERISA Affiliates, Borrower shall cause such Plan to be qualified within the meaning of IRC Section 401(a) and to be administered in all material respects in accordance with the requirements of ERISA and IRC Section 401(a); and (iii) Borrower shall not take any action which would cause such Plan not to be qualified within the meaning of IRC
Section 401(a) or not to be administered in all material respects in accordance with the requirements of ERISA and IRC Section 401(a).

          (b) Borrower shall, and shall cause each of its ERISA Affiliates to, deliver to Agent: (i)(A) as soon as possible, and in any event within 30 days, after Borrower or any such ERISA Affiliate knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event requiring disclosure under Section 4063(a) of ERISA with respect to any Plan of Borrower or any of its ERISA Affiliates has occurred and (B) within 10 days after Borrower or any of its ERISA Affiliates knows or has reason to know that any other ERISA Event with respect to any Plan of Borrower or any of its ERISA Affiliates has occurred or a request for a minimum funding waiver under IRC Section 412 with respect to any Plan of Borrower or any of its ERISA Affiliates has been made, a statement of the chief financial officer of Borrower or such ERISA Affiliate setting forth details as to such Reportable Event or other event and the action which Borrower or such ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such Reportable Event or other event, if required by the applicable regulations under ERISA, given to the PBGC; (ii) promptly (and in any event within 30 days) after the filing thereof by Borrower or such ERISA Affiliate with the DOL, IRS or the PBGC, copies of each annual and other report with respect to each Plan of Borrower and its ERISA Affiliates; (iii) promptly (and in any event within 30 days) after receipt thereof, a copy of any adverse notice, determination letter, ruling or opinion Borrower or such ERISA Affiliate may receive from the PBGC, DOL or IRS with respect to any Plan of Borrower or any of its ERISA Affiliates; (iv) promptly, and in any event within ten Business Days after receipt thereof, a copy of any correspondence Borrower or such ERISA Affiliate receives from the plan sponsor (as defined in ERISA
Section 4001(a)(10)) of any Multiemployer Plan concerning potential withdrawal liability pursuant to ERISA Section 4219 or Section 4202, and a statement from the chief financial officer of Borrower or such ERISA Affiliate setting forth details as to the events giving rise to such potential withdrawal liability and the action which Borrower or such ERISA Affiliate proposes to take with respect thereto; (v) notification within 30 days of any material increase in the benefits of any existing Plan of Borrower or any of its ERISA Affiliates which is not a Multiemployer Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or such ERISA Affiliate was not previously contributing; (vi) promptly, and in any event within ten Business Days, after receipt thereof by Borrower or such ERISA Affiliate from the PBGC, copies of each notice received by Borrower or such ERISA Affiliate of the PBGC's intention to terminate any of their Plans or to have a trustee appointed to administer any of their Plans; (vii) notification within ten days of a request for a minimum funding waiver under IRC Section 412 with respect to any Plan and a copy of such request; (viii) notification within two Business Days after Borrower or any of its ERISA Affiliates knows or has reason to know that Borrower or such ERISA Affiliate has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA and a copy of such notice; and (ix) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or Governmental Authority, domestic or foreign, affecting Borrower, any of its ERISA Affiliates or any Plan of Borrower or any of its ERISA Affiliates except those which, if adversely determined, would not have a reasonable likelihood of having a Material Adverse Effect.

          6.10. MEDIA LICENSES. Borrower shall, and shall cause each of its Subsidiaries to, keep in full force and effect all of their Media Licenses, except those the loss of which individually or in the aggregate would not have a Material Adverse Effect. Borrower shall furnish to Agent copies of all notices which Borrower or any of its Subsidiaries shall have received from the FCC or other Governmental Authorities concerning any Media License, other than communications of a daily or routine nature, promptly after such receipt.

          6.11. LEASES; NEW REAL ESTATE. (a) Borrower shall, and shall cause each of its Subsidiaries to, provide Agent with copies of all material leases of real property or similar agreements with respect to real property (and all amendments thereto) entered into by Borrower or any such Subsidiary after the date hereof, whether as lessor or lessee. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all of its and their obligations under all leases now existing or hereafter entered into or assumed by it or them with respect to real property, including, without limitation, all leases listed on Schedule 4.8(b) hereto, except where any failures to comply would not, individually or in the aggregate, have a Material Adverse Effect. Borrower shall, and shall cause each of its Subsidiaries to,
(i) provide Agent with a copy of each notice of default received by Borrower or such Subsidiary under any such lease as soon as practicable after receipt of any such notice and deliver to Agent a copy of each notice of default sent by Borrower or such Subsidiary under any such lease simultaneously with its delivery of such notice under such lease; (ii) notify Agent at least 14 days prior to the date Borrower or such Subsidiary takes possession of material newly leased premises or becomes liable under any material lease, whichever is earlier; and (iii) obtain and deliver to Agent a non-disturbance agreement, in form and substance satisfactory to Agent, prior to entering into any material new Lease.

          (b) If Borrower or any of its Subsidiaries shall acquire any Real Estate or enter into a Lease which Agent designates as material to Borrower or any of its Subsidiaries at any time prior to the Termination Date, Borrower or such Subsidiary shall, at the request of Agent or any Lender, promptly execute and deliver to Agent a first priority mortgage (or deed of trust, as appropriate) in favor of Agent for the benefit of Lenders covering such Real Estate or Lease, in form and substance reasonably satisfactory to Agent. In such case, Borrower or such Subsidiary shall deliver to Agent with respect to each mortgaged property an A.L.T.A. form B (or other form reasonably acceptable to Agent) mortgagee policy of title insurance in an amount and issued by a title insurance company satisfactory to Agent insuring that the relevant mortgage relating thereto creates and constitutes a valid first Lien against such mortgaged property in favor of Agent, subject only to exceptions and reservations which do not impair the use of the premises and which are reasonably acceptable to counsel to Agent, with such endorsements and affirmative insurance (including, without limitation, survey coverage, perimeter, metes and bounds) as Agent may reasonably request.

          6.12. ENVIRONMENTAL MATTERS. (a) Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with the Environmental Laws applicable to it, (ii) notify Agent promptly after becoming aware thereof of any Release, Adverse Environmental Condition or Environmental Claim in connection with Borrower's or any of its Subsidiaries' Facilities, and
(iii) promptly forward to Agent a copy of any order, notice, permit, application or any other communication or report received by Borrower or any of its Subsidiaries in connection with any such matters as they may affect such premises, if material.

          (b) Borrower shall fully and promptly indemnify and hold harmless Agent and each Lender, their respective Subsidiaries and Affiliates and each of their respective officers, directors, employees and agents, from and against any loss, liability, damage, deficiency, fine, penalty or expense, including, without limitation, attorneys' fees, suffered or incurred by Agent or any Lender, whether as mortgagee in possession, or as successor in interest to Borrower or any of its Subsidiaries as lessee of any premises by virtue of foreclosure or acceptance in lieu of foreclosure (i) under or on account of any Environmental Law, including the assertion of any Lien thereunder; (ii) with respect to any Release or Contaminant affecting such premises, whether or not the same originates or emanates from such premises or any contiguous Real Estate, including any loss of value of such premises as a result of a Release or Contaminant; and (iii) with respect to any other matter affecting such premises within the jurisdiction of any federal, state or municipal agency or official administering any Environmental Law, except if caused by Agent's or any Lender's gross negligence or willful misconduct.

          (c) In the event of any Release or Contaminant affecting any premises occupied by Borrower or any of its Subsidiaries, whether or not the same originates or emanates from such premises or any contiguous Real Estate, and if Borrower or such Subsidiary shall fail to comply with any of the requirements of any Environmental Law, or in the case of any leasehold premises, if required to do so under the applicable Lease, Agent or any Lender may, but shall not be obligated to, give such notices or cause such work to be performed or take any and all actions deemed necessary or desirable to remedy such Release or remove such Contaminant or cure such failure to comply. Any amounts paid by Agent or any such Lender as a result thereof, together with interest thereon at the rate set forth in Section 2.7 hereof then applicable to Index Rate Advances, shall be immediately due and payable by Borrower and, until paid, shall be added to the Obligations. Nothing in this Agreement shall be construed as limiting or impeding Borrower's rights and obligations to take any and all necessary or desirable actions to address any Release or Adverse Environmental Condition or to comply with any Environmental Law.

          6.13. SEC FILINGS; CERTAIN OTHER NOTICES. Borrower shall furnish to Agent and each Lender (i) promptly after the filing thereof with the Securities and Exchange Commission, a copy of each report, notice or other filing, if any, by Borrower with the Securities and Exchange Commission, (ii) copies of all notices which Borrower or any of its Subsidiaries shall have received from the FCC or any other Governmental Authority concerning any Media License which notices are (A) material to the business of Borrower and its Subsidiaries taken as a whole or (B) relate to the revocation or renewal of, or default under, any Media License, in each case promptly after each such receipt or delivery, and
(iii) a copy of each written report or other communication received by Borrower from or delivered by Borrower to the Securities and Exchange Commission in each case promptly after each such receipt or delivery.

          6.14.  FINANCIAL COVENANTS.

          (a) TOTAL DEBT TO ANNUALIZED CONSOLIDATED SYSTEM CASH FLOW. Borrower and its Subsidiaries shall, on a consolidated basis, maintain a ratio of Total Debt to Annualized Consolidated System Cash Flow not in excess of 6.25:1.00; PROVIDED, HOWEVER, that compliance with this financial covenant shall be determined at the time of each request by Borrower for an Advance and such determination shall be based on Total Debt as of such date, after giving effect to such Advance, and Annualized Consolidated System Cash Flow for the most recently completed Fiscal Quarter of Borrower or portion thereof occurring after the Effective Date.

          (b) OPERATING CASH FLOW TO INTEREST EXPENSE. Borrower and its Subsidiaries, on a consolidated basis, shall maintain through the Maturity Date (determined based on the most recently completed two consecutive Fiscal Quarters of Borrower or portion thereof occurring after the Effective Date) a ratio of Operating Cash Flow to Interest Expense of not less than 1.50:1.00.

          6.15. POST-EFFECTIVE DATE ITEMS. On or prior to March 21, 1996 (or April 14, 1996 with respect to clause (iii) below for any New York corporations), Borrower shall deliver to Agent copies of (i) Schedules 4.8(a) and 4.8(b) hereto, (ii) governmental certificates, dated the most recent practicable date prior to such date, with telegram updates where available, showing that Cablevision, Borrower, and each of the Guarantors is organized and in good standing in the jurisdiction of its organization and is qualified as a foreign corporation or partnership and, if applicable, in good standing in all other jurisdictions in which it is qualified to transact business, and (iii) the documents of each Loan Party referred to in Section 3.1(f) hereof (except any partnership agreement) certified as of a recent date by the Secretary of State of the jurisdiction of such Loan Party's organization, which Schedules, governmental certificates and documents shall be in form and substance satisfactory to Agent.

7.  NEGATIVE COVENANTS

          Borrower covenants and agrees that, without the Required Lenders' prior written consent, from and after the date hereof and until the Termination
Date:


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


          7.1. MERGERS, ETC. Neither Borrower nor any Subsidiary of Borrower shall, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire any assets (other than in the ordinary course of business) or capital stock of, or combine with, any Person, nor form or acquire any Subsidiary, directly or indirectly, except for any merger or consolidation of Active Subsidiaries of Borrower (other than Missouri Partnership or any of its Subsidiaries) if Borrower shall have given Agent 30 Business Days' prior written notice thereof (describing such proposed transaction in reasonable detail) and Agent shall have consented thereto; PROVIDED that, in the case of such exception above, Borrower shall have taken all actions necessary to maintain the priority and perfection of Lenders' Liens on the Collateral under the Loan Documents, which obligation shall include the execution and delivery by all Persons reasonably deemed appropriate by Agent of a guaranty, security agreement, pledge agreement and any other similar document deemed appropriate by Agent, all containing terms substantially similar to the Collateral Documents (as applicable).

          7.2. INVESTMENTS; LOANS AND ADVANCES. Except as otherwise permitted by Section 7.3 or 7.4 hereof or set forth on Schedule 7.2 hereof, Borrower shall not, and shall not permit any of its Subsidiaries to, make any investment in, or make or accrue any loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise; PROVIDED, HOWEVER, that Borrower shall be permitted hereunder, and may permit hereunder its Active Subsidiaries (other than Missouri Partnership or any of its Subsidiaries) to, (a) make one or more cash investments in, or make or accrue one or more loans or advances of money to, Borrower or any other Active Subsidiary of Borrower, provided that such loans and advances to Missouri Partnership shall not exceed $1,000,000 at any time outstanding; and (b) make the payments required pursuant to Section
6.11 of the Partnership Agreement; and PROVIDED FURTHER, HOWEVER, that Borrower and its Active Subsidiaries may make and own investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and at the time of its acquisition having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from


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


the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America or any State thereof, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of "A" or better by a nationally recognized statistical rating organization, and (iv) time deposits, maturing no more than 90 days from the date of creation thereof, with commercial banks or savings bank or savings and loan associations, the deposits of which are insured by the Federal Deposit Insurance Corporation, and in amounts not exceeding the maximum amounts of insurance thereunder.

          7.3. INDEBTEDNESS. (a) Except as otherwise expressly permitted by this Section 7.3 or this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether recourse or nonrecourse, whether superior or junior, and whether secured or unsecured, PROVIDED THAT Borrower or any of its Active Subsidiaries may create, incur or permit to exist (i) Indebtedness secured by Liens permitted under Section 7.9 hereof, (ii) the Obligations, (iii) trade credit incurred to acquire goods, supplies, services (including, without limitation, obligations incurred to employees for compensation for services rendered in the ordinary course of business), or merchandise on terms similar to those granted to purchasers in similar lines of business as Borrower or such Active Subsidiary as of the date hereof and incurred in the ordinary and normal course of business, (iv) lease payment obligations under Leases which Borrower or such Active Subsidiary is not prohibited from entering into under the Loan Documents (PROVIDED that none of Borrower nor any of its Subsidiaries shall become a party to or bound by Capital Leases which, in the aggregate for all such companies, require payments in excess of $6,600,000 prior to the Termination Date), (v) deferred taxes, (vi) unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law, (vii) Indebtedness to any Active Subsidiary or to Borrower; PROVIDED FURTHER, that such Indebtedness of Missouri Partnership shall not exceed $1,000,000 at any time outstanding; (viii) Indebtedness in connection with surety bonds provided in the ordinary course of business securing obligations not exceeding $4,000,000 in the aggregate,
(ix) liabilities under Title IV of ERISA if such liabilities, individually or in the aggregate, do not result in a violation of Section 7.16 hereof, (x) other Indebtedness for borrowed money to Lenders, (xi) accrued


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


liabilities of Borrower and its Active Subsidiaries under Media Licenses, and PROVIDED FURTHER, that the Subsidiaries of Borrower may create, incur or permit to exist Indebtedness of Subsidiaries of Borrower created under the USC/Subsidiary (Senior) Guaranty and (xii) Indebtedness incurred pursuant to
Section 6.11 of the Partnership Agreement.

          (b) Except as provided in Section 7.11 hereof, Borrower shall not, and shall not permit any of its Subsidiaries to, sell or transfer, either with or without recourse, any assets, of any nature whatsoever, in respect of which a Lien is granted or to be granted pursuant to any Loan Document or engage in any sale-leaseback or similar transaction involving any of such assets.

          7.4. EMPLOYEE LOANS. Borrower shall not, and shall not permit any of its Subsidiaries to, make or accrue any loans or other advances of money to any employee of Borrower or such Subsidiary, except for loans by Borrower or any Active Subsidiary to employees not in excess at any one time outstanding of $300,000 in the aggregate for all such loans, PROVIDED that such loans are made only in the ordinary course of Borrower's or such Active Subsidiary's business consistent with past practices.

          7.5. CAPITAL STRUCTURE. Borrower shall not, and shall not permit any of its Subsidiaries to, issue or agree to issue any of its authorized but not outstanding Stock (including treasury shares).

          7.6. MAINTENANCE OF BUSINESS. Except as otherwise permitted hereunder, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than constructing, owning, acquiring, altering, repairing, financing, operating, promoting and otherwise exploiting cable television systems. In addition, none of Borrower or any of its Subsidiaries shall acquire or operate any cable television system (other than the Systems) or acquire or commence any alternate form of television program distribution, including, without limitation, broadcast television, multipoint distribution services, multichannel multipoint distribution services, satellite master antenna systems and direct broadcast satellites.

          7.7. TRANSACTIONS WITH AFFILIATES. (a) Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or be a party to any transaction with any Affiliate of Borrower or such Subsidiary (other than an Active Subsidiary of Borrower), or with Cablevision or any of its Subsidiaries, on terms that are, taken as a whole, less favorable to Borrower or such Subsidiary, as the case may be, than would be available in a comparable transaction with a Person not an Affiliate of Borrower or such Subsidiary; PROVIDED that the foregoing restriction shall not apply to (i) any transaction permitted under Section 7.15 hereof; (ii) performance under any contract or agreement in effect on the date hereof and set forth on Schedule 7.7 hereto;
(iii) performance under any contract or agreement which was entered into with a Person which was not an Affiliate of Borrower or any of its Subsidiaries on the date of such contract or agreement other than a contract or agreement entered into with a Person in anticipation of such Person's becoming such an Affiliate or a holder of 10% of a class of equity securities of such company;
(iv) continued performance under any contract or arrangement which was not less favorable to Borrower or such Subsidiary than would have been available in a comparable transaction with an unrelated party at the date of the contract or commencement of the arrangement; (v) payments by Borrower under the USC Management Agreement; (vi) transactions with any entity 10% or more of the Stock of which is owned by any Person which also owns 10% or more of the Stock of Borrower if (A) such other entity is not controlled by such Person and
(B) neither Borrower nor any of its Subsidiaries is aware of such Person's investment in such other entity; (vii) transactions pursuant to or contemplated by the Guaranties, the Redemption Agreement, the Partnership Agreement or otherwise pursuant to the Prepayment Transactions; (viii) the transactions contemplated pursuant to that certain Letter Agreement dated as of June 30, 1992 by and among Borrower, U.S. Cable Management Partners, Multivision Cable TV Corp. and consented to by GE Capital; and (ix) the transactions contemplated pursuant to that certain Letter Agreement dated as of June 30, 1992 by and among Multivision Cable TV Corp., Borrower and Cablevision.

          (b) Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or transaction to pay to any Person any management or similar fee based on or related to Borrower's or any such Subsidiary's operating performance or income or any percentage thereof or pay any management or similar fee to an Affiliate, except as provided in the USC Management Agreement.

          7.8. GUARANTIED INDEBTEDNESS. Borrower shall not, and shall not permit any of its Subsidiaries to, incur any Guarantied Indebtedness (excluding the Guarantied Indebtedness pursuant to the Guaranties) except (i) by endorsement of instruments or items of payment for deposit to the account of Borrower or such Subsidiary, (ii) for Guarantied Indebtedness incurred for the benefit of Borrower or such Subsidiary if the primary obligation is permitted by this Agreement and (iii) for liabilities under surety bonds permitted under
Section 7.3(a)(viii) hereof.

          7.9. LIENS. Except as set forth on Schedule 7.9 hereto, Borrower shall not, and shall not permit any of its Subsidiaries to, create or permit any Lien on any of its properties or assets except:

          (a) presently existing or hereafter created Liens in favor of Lenders; and

          (b)  Permitted Encumbrances.

          7.10. CAPITAL EXPENDITURES. Borrower shall not, and shall not permit any of its Subsidiaries to, make Capital Expenditures that, in the aggregate, exceed $18,500,000 in any Fiscal Year; PROVIDED, HOWEVER, that any excess of the amount provided above for any one Fiscal Year over the actual aggregate Capital Expenditures of Borrower and its Subsidiaries during such Fiscal Year may be carried forward only to, and made available only for, the next succeeding Fiscal Year. Agent and Lenders hereby waive any Default or Event of Default (as such terms are defined in the Existing USC Senior Loan Agreement) resulting from Borrower's failure to comply with Section 7.10 of the Existing USC Senior Loan Agreement as a result of having made Capital Expenditures for Fiscal Year 1995 of up to $20,600,000 (but not in excess of such amount).

          7.11. SALES OF ASSETS. (a) Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer, convey or otherwise dispose of any of its assets or properties; PROVIDED, HOWEVER, that the foregoing shall not prohibit:

          (i) a Disposition to any Person (which may include Cablevision); PROVIDED that the Net Cash Proceeds thereof shall not be less than the sum of
(x) the aggregate outstanding amount of the Obligations and (y) $4,010,000; PROVIDED FURTHER that such Net Cash Proceeds are immediately applied to repay in full the Obligations, and an additional $4,010,000 of such Net Cash Proceeds are paid to such Person or Persons as GE Capital shall in its sole discretion direct;

          (ii) the sale of surplus or obsolete equipment and fixtures or transfers resulting from any casualty or condemnation of assets or properties, PROVIDED that if the proceeds of such sales or transfers exceed $150,000 in any one instance or $1,800,000 in the aggregate, Borrower shall, within 90 days thereafter, prepay the Loans, in an amount equal to the excess of (x) the entire proceeds of any such single sale or transfer exceeding $150,000 (or the amount of such aggregate proceeds in excess of $1,800,000 as the case may be), over
(y) the amount expended by Borrower to repair or replace such assets or properties prior to, or within 90 days after, the occurrence of such sale or transfer; PROVIDED FURTHER that any net sales proceeds to be applied to prepay Loans shall be applied in accordance with the provisions of Section 2.3(a) hereof;

          (iii) any transfer of the Newco Stock to V Cable pursuant to the Exchange Agreement Termination (as defined in the Redemption Agreement); and

          (iv)  a disposition of a System to any Person; PROVIDED, HOWEVER, that
(i) (a) a Required Approval (as defined in the Redemption Agreement) with respect to such System is a condition to the consummation of the transaction under the Redemption Agreement and (b) Borrower has not been able to obtain such Required Approval and would not, in its reasonable judgment, be able to obtain such Required Approval in a timely manner, (ii) the Net Cash Proceeds thereof are applied to repay a portion of the Obligations and (iii) after giving effect to any such disposition Borrower will be in compliance with Section 6.14 hereof as if such disposition had occurred prior to the end of the last full Fiscal Quarter ending immediately preceding the date of such disposition as evidenced by a certificate of an officer of Borrower; and, PROVIDED, FURTHER, that Borrower shall not be permitted to dispose of a System pursuant to this clause
(iv) if after giving effect to such disposition, the total number of Subscribers (measured on the latest practicable date prior to such disposition) attributable to Systems disposed of pursuant to this clause (iv), after giving effect to the proposed disposition, would in the aggregate exceed 10% of the total number of Subscribers (measured as of the latest practicable date) attributable to


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


Systems owned by Borrower and its Subsidiaries as of such date.

          (b)  In the event of any prepayment of any Obligations pursuant to
Section 7.11(a)(i) hereof, Borrower's right to receive Revolving Credit Advances hereunder shall simultaneously terminate.

          7.12. CANCELLATION OF INDEBTEDNESS. Borrower shall not, and shall not permit any of its Subsidiaries to, cancel any claim or debt owing to it, except for reasonable consideration and in the ordinary course of business or for sound business reasons.

          7.13. EVENTS OF DEFAULT. Borrower shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action, which act or omission would constitute a material default or event of default pursuant to, or noncompliance with, any contract, Lease, mortgage, deed of trust or instrument to which it is a party or by which it or any of its property is bound, or any document creating a Lien, unless such default, event of default or noncompliance would not have a Material Adverse Effect.

          7.14. HEDGING TRANSACTIONS. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any interest rate hedging, swaps or similar transaction, except as contemplated by this Agreement; PROVIDED that Borrower and its Active Subsidiaries may engage in interest rate caps.

          7.15. RESTRICTED PAYMENTS. Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payment nor shall Borrower permit any Subsidiary of Borrower to do so with respect to Borrower's Stock. Nothing contained in this Section 7.15 shall restrict any payment required or permitted to be made (a) to Cablevision pursuant to the terms of the USC Management Agreement, or (b) to any Person pursuant to Section 6.11 of the Partnership Agreement.

          7.16.  ERISA.  Borrower shall not, directly or indirectly,
(a) terminate, or permit any of its ERISA Affiliates to directly or indirectly terminate, any of their respective Plans subject to Title IV of ERISA so as to result in any liability to Borrower or any of its ERISA Affiliates which would have a Material Adverse Effect, (b) permit to exist any ERISA Event which would have a

Material Adverse Effect, (c) make or permit any of Borrower's ERISA Affiliates to make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any material (in the opinion of Agent) liability to Borrower or any of its ERISA Affiliates which would have a Material Adverse Effect, (d) permit, or permit its Subsidiaries or any of Borrower's ERISA Affiliates to (i) satisfy any liability under any Plan of Borrower or any of its ERISA Affiliates by purchasing annuities from an insurance company or (ii) invest the assets of any Plan with an insurance company, unless, in each case, such insurance company is rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized statistical rating organization at the time of the investment, (e) establish or become obligated to, or permit any of Borrower's ERISA Affiliates to establish or become obligated to establish, any Welfare Plan, or modify any Welfare Plan which would result in the present value of future liabilities under any such Plan to increase by more than $250,000, or (f) increase the benefits of any of its Plans or the Plans of any of its ERISA Affiliates, or begin to maintain or begin to contribute to any new Plan.

          7.17. MODIFICATION OF CERTAIN AGREEMENTS. (a) Borrower shall not amend, supplement or otherwise modify any of the provisions of its certificate of limited partnership of its Partnership Agreement and shall not permit any of its Subsidiaries to amend its organizational documents, including, without limitation, its certificate of limited partnership, partnership agreements without the prior written consent of Agent.

          (b) Borrower shall not, and shall not permit (x) any of its Subsidiaries to, amend, supplement, modify or terminate any of the USC Non-Competition Agreement or Missouri Partnership Agreement to which it is party without the prior written consent of Agent and the Required Lenders and (y) any of its Subsidiaries to consent to any amendment, modification, cancellation or extension of any of the USC Non-Competition Agreement, Missouri Partnership Agreement or the Tax Sharing Agreement to which it is a party without the prior written consent of Agent and the Required Lenders.

8.  TERM

          8.1. TERMINATION. Subject to the provisions of Section 2 hereof, the financing arrangement contemplated


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


hereby in respect of the Revolving Credit Loan shall be in effect until (and only until) the Commitment Termination Date; PROVIDED, HOWEVER, that in the event of a prepayment of any part of or the entire Revolving Credit Loan prior to the Commitment Termination Date with funds borrowed from any Person other than Lenders, then, without limiting any other remedies of Lenders or Agent hereunder, Agent shall be entitled in its discretion to require Borrower to simultaneously therewith pay to Lenders, in immediately available funds, all Obligations in full, in accordance with the terms of the agreements creating and instruments evidencing such Obligations.

          8.2. SURVIVAL OF OBLIGATIONS UPON TERMINATION OF FINANCING ARRANGEMENT. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the powers, obligations, duties, rights or liabilities of Borrower or the rights of Agent or any Lender relating to any transaction or event occurring prior to such termination. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations contained in the Loan Documents shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been paid in full in accordance with the terms of the agreements creating such Obligations, at which time the same shall terminate.

          8.3. TERMINATION PRIOR TO EFFECTIVE DATE. In the event that the Effective Date shall not have occurred on or prior to April 15, 1996, upon notice by Agent to Borrower, all obligations of Agent and each Lender hereunder shall forthwith be terminated. Notwithstanding any such termination, Borrower shall continue to be obligated to indemnify Agent and each Lender pursuant to the provisions of Section 2.14(a) hereof.

9.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

          9.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

          (a) Borrower shall fail to make any payment of principal of, interest on or any other amount owing in respect of, the Revolving Credit Loan, either Term Loan or any of the other Obligations when due and payable or declared due and payable, except that
(i) with respect to expenses payable under this Agreement, or other Obligations owing under any Loan Document other than this Agreement, such failure shall have remained unremedied for a period of ten days after Borrower has received notice of such failure from Agent and (ii) with respect to interest payable under this Agreement, Borrower shall be entitled to not more than one ten-day grace period during any period of 365 consecutive days.

          (b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 6.15 hereof or Article 7 hereof and, with respect to any such breach of Section 7.10 hereof, such failure or neglect shall not be cured within the period and in the manner provided in Section 9.5 hereof.

          (c) Borrower or any other Loan Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents and the same shall remain unremedied for a period of 30 days after Borrower or such other Loan Party shall become aware thereof.

          (d) A default shall occur under any other agreement, document or instrument to which any Loan Party is a party or by which any such Loan Party or any such Loan Party's property is bound and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of any Loan Party in an aggregate amount exceeding $600,000 or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $600,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

          (e) Any representation or warranty herein or in any Loan Document, in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Agent or any Lender by any Loan Party pursuant hereto or thereto, shall be untrue or incorrect in any material respect as of the date when made or deemed made (including those made or deemed made pursuant to Section 3.3 hereof).


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


          (f) Any of the assets of any Loan Party shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and shall remain unstayed or undismissed for 30 consecutive days; or any Person other than any Loan Party shall apply for the appointment of a receiver, trustee or custodian for any of the assets of any Loan Party and such application shall remain unstayed or undismissed for 30 consecutive days; or any Loan Party shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

          (g) A case or proceeding shall have been commenced against any Loan Party in a court having competent jurisdiction seeking a decree or order in respect of such Loan Party (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Loan Party or of any substantial part of its properties or (iii) ordering the winding-up or liquidation of the affairs of such Loan Party and such case or proceeding shall remain undismissed or unstayed for 60 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

          (h) Any Loan Party shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law,
(ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Loan Party or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due or (iv) take any corporate action in furtherance of any such action.

          (i) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $600,000 in the aggregate shall be ren-dered against Borrower or any of its Subsidiaries and the same shall not be
(i) fully covered by insurance in accordance with Section 6.6 hereof or
(ii) vacated, stayed, bonded, paid or discharged for a period of 15 days.

          (j)  With respect to any Plan of Borrower or any of its ERISA
Affiliates: (i) Borrower or any other party-in-interest or disqualified person shall engage in any transactions which in the aggregate would reasonably be expected to result in a direct or indirect liability of Borrower or any of its ERISA Affiliates in excess of $600,000 under Section 409 or 502 of ERISA or IRC
Section 4975; (ii) Borrower or any of its ERISA Affiliates shall incur any accumulated funding deficiency, as defined in IRC Section 412, in the aggregate in excess of $600,000, or request a funding waiver from the IRS for contributions in the aggregate in excess of $600,000; (iii) Borrower or any of its ERISA Affiliates shall incur any withdrawal liability in the aggregate in excess of $600,000 as a result of a complete or partial withdrawal within the meaning of Section 4203 or 4205 of ERISA; (iv) Borrower or any of its ERISA Affiliates shall notify the PBGC of an intent to terminate, or the PBGC shall institute proceedings to terminate, a Plan; (v) a Reportable Event shall occur with respect to a Plan, and within 15 days after the reporting of such Reportable Event to any Lender, such Lender shall have notified Borrower in writing that (A) it has made a determination that, on the basis of such Reportable Event, there are reasonable grounds under Section 4042(a)(1), (2) or
(3) of ERISA for the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and (B) as a result thereof a Default or an Event of Default shall occur hereunder; (vi) a trustee shall be appointed by a court of competent jurisdiction to administer any Plan or the assets thereof; (vii) the benefits of any Plan shall be increased, or Borrower or any of its ERISA Affiliates shall begin to maintain, or begin to contribute to, any Plan, without the prior written consent of the Required Lenders; or (viii) any ERISA Event with respect to a Plan shall have occurred, and 30 days thereafter (A) such ERISA Event (if correctable) shall not have been corrected and (B) the then present value of such Plan's vested benefits shall exceed the then current value of assets accumulated in such Plan; PROVIDED, HOWEVER, that the events listed in subsections (iv)-(viii) shall constitute Events of Default only if, as of the date thereof or any subsequent date, the maximum amount of liability Borrower or any of its ERISA Affiliates could incur in the aggregate under Section 4062, 4063, 4064, 4219 or 4243 of ERISA or any other provision of law with respect to all such Plans, computed by the actuary of the Plan taking into account any applicable rules and regulations of the PBGC at such time, and based on the actuarial assumptions used by the Plan, resulting from or otherwise associated with such event, exceeds $600,000.

          (k) Any material provision of any Collateral Document, after delivery thereof pursuant to Section 3.1 hereof, shall for any reason cease to be valid or enforceable in accordance with its terms, except as provided in the Termination and Modification Documents, or any security interest created under any Collateral Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise stated therein or permitted thereunder and except as provided in the Termination and Modification Documents, in any material portion of the Collateral purported to be covered thereby.

          (l) V Cable and V Sub shall cease to own 100% of the Preferred USC Interest or (ii) U.S. Cable Partners shall cease to own the Class II General Partnership Interest (as defined in the Partnership Agreement).

          (m) Cablevision, Borrower or any Subsidiary thereof shall (i) breach any material obligation under the USC Management Agreement (including any obligation under Article III or Article VI thereof) and such breach shall remain uncured for a period of 30 days, or breach any representation or warranty thereunder in any material respect or (ii) breach any obligation under the USC Non-Competition Agreement.

          (n)  The USC Management Agreement shall be terminated.

          (o) Borrower shall amend, modify or supplement, without the prior written consent of Agent, the Partnership Agreement or the USC Management Agreement.

          (p)  Borrower shall breach any provisions of the Redemption Agreement.

          (q) GE Capital, based on the certificates of the Borrower and KPMG Peat Marwick delivered pursuant to Section 5.1(c)(v) hereof, shall determine that the ratio of Total Debt to Annua lized Consolidated System Cash Flow shall


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


exceed 5.94:1:00 as of the Effective Date and Borrower shall not have cured such noncompliance within 30 days after notice thereof from GE Capital.

          9.2. REMEDIES. (a) If any Event of Default shall have occurred and be continuing, (i) GE Capital may terminate this facility with respect to further Revolving Credit Advances, whereupon no further Revolving Credit Advances shall be made hereunder, and/or (ii) Agent shall at the request, or may with the consent, of the Required Lenders declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; PROVIDED, HOWEVER, that upon the occurrence of an Event of Default specified in Section 9.1(g) or
(h) hereof, such Obligations shall become due and payable without declaration, notice or demand by Agent or any Lender.

          (b) Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Required Lenders; PROVIDED, HOWEVER, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Agent and Lenders taken as a whole, including any action (or failure to act) pursuant to the Loan Documents.

          9.3. WAIVERS BY BORROWER. Except as otherwise provided for in this Agreement and to the extent permitted by applicable law, Borrower waives
(i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Agent or any Lender may do in this regard, (ii) all rights to notice and a hearing prior to Agent's or any Lender's taking possession or control of, or to Agent's or any Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowl-


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


edges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

          9.4. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the Notes held by such Lender, whether or not such Lender shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify Borrower after any such set-off and application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

          9.5. CURE OF CAPITAL EXPENDITURE DEFAULT. Borrower shall be entitled to cure any breach of the covenant set forth in Section 7.10 hereof if V Cable (solely with new funds provided by Cablevision as a capital contribution to such entity) shall make, during the Fiscal Year in respect of which such breach occurred or within 90 days thereafter, a capital contribution to Borrower in cash, equal to the excess of the amount of Capital Expenditures made by Borrower and its Subsidiaries for the applicable Fiscal Year over the aggregate amount of Capital Expenditures permitted to be made for such Fiscal Year pursuant to
Section 7.10 hereof. Borrower shall notify Agent of the making by V Cable of any capital contribution constituting a cure of any breach of the covenant in
Section 7.10 pursuant to this Section 9.5 within five days after the making thereof, which notice shall also specify (i) the date any such capital contribution was made and (ii) the amount of any such capital contribution.
Such capital contribution applied to cure a breach of the provisions of Section
7.10 shall be referred to as a "Curing Capital Contribution."


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


10.  THE AGENT

          10.1. AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (including, without limitation, (a) the application of payments in any manner other than as set forth in Section 2.10 hereof and (b) if any prepayment of a LIBOR Advance in the manner and at the times provided in this Agreement would result in any such prepayment occurring prior to the last day of the Interest Period for such Advance, directing Borrower to make (or not prohibiting Borrower from making) such prepayment on a day other than the last day of the Interest Period therefor), and such instructions shall be binding upon all Lenders; PROVIDED, HOWEVER, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or the other Loan Documents or applicable law. Agent agrees to give each Lender prompt notice of each notice given to it by Borrower pursuant to Article 2 or Section 6.5 hereof (other than notices relating solely to the Revolving Credit Loan). Except for the foregoing notices, and such other specific notices or reports received by Agent from Borrower as any Lender may reasonably request, Agent shall have no duty or responsibility to provide to any Lender any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of Borrower which may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          10.2. AGENT'S RELIANCE, ETC. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, Agent:
(i) may treat the payee of any

Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent;
(ii) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          10.3. GE CAPITAL AND AFFILIATES. With respect to its commitment hereunder to make Revolving Credit Advances and the Term Loans made by it, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, and generally engage in any kind of business with, any Loan Party, any Subsidiary or Affiliate of any Loan Party and any Person who may do business with or own securities of any Loan Party or any such Subsidiary or Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to any Lender.

          10.4. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 4.6 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          10.5. INDEMNIFICATION. Each Lender agrees to indemnify Agent (to the extent that Agent is not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

          10.6.  SUCCESSOR AGENT.  If GE Capital shall, consistent with
Section 11.1 hereof, hold 50% or less of the aggregate principal amount of the Notes, Agent may resign by giving written notice thereof to each Lender and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appoint-


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



ment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

11.  MISCELLANEOUS

          11.1. COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT; SALE OF INTEREST. (a) The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except in accordance with Section 11.1(e) below.

          (b) Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Agent's and any Lender's sale of participations, assignment, transfer or other disposition (each, a "Sale"), at any time or times, of any of the Loan Documents or of any portion thereof or interest therein to any bank or other financial institution, including, without limitation, Agent's and any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not; PROVIDED, HOWEVER, that, unless an Event of Default has occurred and is continuing, no Lender shall (without the written consent of Borrower and Agent) (i) effect any Sale of any Term Loans (A) if such Sale would result in any increased tax withholding obligation (or, in the case of a Sale by any Lender other than GE Capital, if such Sale would result in any additional payment being required to be made by Borrower pursuant to Section 2.13 hereof) and (B) unless GE Capital or any of its Affiliates would, after giving effect to such Sale, retain more than 50% of the aggregate principal amount of the Notes or (ii) effect a Sale of participations to one or more banks or other financial institutions ("Participants") in or to any of the Notes or any portion thereof or interest therein, PROVIDED that any Lender may effect a Sale of such participations so long as (w) such Lender does not sell (A) participations in an aggregate of 50% or more of the aggregate principal amount of such Lender's Notes or


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


(B) individual participations of less than $5,000,000, (x) such Lender shall remain solely responsible for all of its obligations under this Agreement and the Loan Documents, (y) Borrower, Agent and each other Lender shall continue to be entitled to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (z) no Participant shall be entitled to require such Lender to take or omit to take any action hereunder; and PROVIDED FURTHER, HOWEVER, that in the event any Lender shall determine to effect a Sale, other than to an Affiliate of such Lender, of any portion of any Term Note, such Lender shall (except as otherwise agreed by Borrower) use reasonable good faith efforts to sell such participations and assignments to institutions reasonably acceptable to Borrower on terms acceptable to such Lender in such Lender's sole discretion. Each Lender agrees that the Sale of any participations or assignments in any Loan shall take place in accordance with all applicable laws, rules and regulations.

          (c) Without limiting the provisions of Section 11.1(b) hereof, unless an Event of Default occurs and is continuing, no Lender shall, without the prior written consent of Agent, effect any Sale other than (x) a Sale to one or more Affiliates of such Lender or as required by law, (y) a Sale to GE Capital or
(z) a Sale of participations to one or more banks or other financial institutions in accordance with the limitations set forth in Section 11.1(b)(ii) hereof (PROVIDED that, in the case of clauses (x), (y) and (z) of this Section 11.1(c), Agent shall have received prior written notice thereof). Any consent of Agent contemplated hereunder may be given or withheld in its sole discretion and without any consent or approval of Borrower being required.

          (d) In the event Agent or any Lender effects a Sale or otherwise transfers all or any part of any Note consistent with the terms of this Agreement, Borrower shall, upon the request of Agent or such Lender, (i) issue new Notes to effect such assignment or transfer and (ii) execute such amendments to this Agreement as Agent may reasonably deem necessary or appropriate in order that the transferee may become a party thereto.

          (e) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrower therefrom, nor release of any Collateral or Guaranty, shall in any event be effec-


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


tive unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall (i) subject any Lender to any additional obligations (without the written consent of such Lender), or (ii) amend this Section 11.1(e) without the written consent of each Lender affected thereby; and PROVIDED FURTHER, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above to take such action, affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document.

          (f) If GE Capital shall effect a Sale of any participations in the Term Loans to any Person, Borrower shall pay to GE Capital, from time to time, all amounts that the holder of such participation would have been entitled to receive pursuant to Section 2.14(b), 2.16(a) or 2.16(b) hereof if such holder was a Lender under this Agreement and directly held that portion of the Notes (or interest therein) underlying such participation (in which event GE Capital's right to receive such amounts pursuant to such provisions shall be correspondingly reduced).

          11.2. FEES AND EXPENSES. Borrower shall pay all reasonable out-of-pocket expenses of Agent in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its counsel retained in connection with the Loan Documents and the transactions contemplated thereby). If, at any time or times, regardless of the existence of an Event of Default (except with respect to paragraphs (iii) and (iv) below, which shall be subject to an Event of Default having occurred and continuing), Agent (or, in the case of paragraphs (iii) and (iv) below, any Lender) shall employ counsel for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

            (i) any amendment, modification or waiver, or consent with respect to, any of the Loan Documents;

           (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent or any Lender, Borrower, any Subsidiary of Borrower or, subject to Section 2.14(a), any other Person) in any way relating to the Collateral, any of the Loan

     Documents or any other agreement to be executed or delivered in connection herewith;

          (iii) any attempt to enforce any rights of Agent or any Lender against Borrower, any Subsidiary of Borrower or any other Person that may be obligated to any Lender by virtue of any of the Loan Documents; or

           (iv) any attempt to verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral;

then, and in any such event, the attorneys' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel in any way or respect arising in connection with or relating to any of the events or actions described in this
Section 11.2 shall be payable, on demand, by Borrower to Agent or such Lender and shall be additional Obligations secured under this Agreement and the other Loan Documents; PROVIDED, HOWEVER, that with respect to Lenders other than GE Capital, Borrower shall be responsible for the attorneys' fees of only one counsel for such other Lenders. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

          11.3. NO WAIVER BY AGENT OR ANY LENDER. Agent's or any Lender's failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or Lenders of an Event of Default by any Loan Party under any Loan Document shall not suspend, waive or affect any other Event of Default by any Loan Party under any Loan Document, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or in any of the other Loan Documents and no Event of Default and no default by any Loan Party under any of the Loan Documents shall be deemed to have been suspended or waived by Agent or Lenders, unless such suspension or waiver is by an instrument in writing signed by an officer of Agent and Required Lenders and directed to such Loan Party specifying such suspension or waiver.

          11.4. REMEDIES. Agent's and each Lender's rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights and remedies which Agent and Lenders may have under any other agreement, including, without limitation, the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

          11.5. WAIVER OF JURY TRIAL. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Loan Documents.

          11.6. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          11.7. PARTIES. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Borrower, Agent and Lenders and the permitted assigns, transferees and endorsees of Agent and Lenders.

          11.8. CONFLICT OF TERMS. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

          11.9. AUTHORIZED SIGNATURE. Until Agent shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of V Sub listed on Schedule 11.9 hereto, which officer signs such document on behalf of V Sub in its capacity as general partner of Borrower, shall bind Borrower and be deemed to be the act of Borrower.


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


          11.10. GOVERNING LAW. Except as otherwise expressly provided in any of the Loan Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Agent, each Lender and Borrower agree to submit to personal jurisdiction and to waive any objection as to venue in the County of New York, State of New York. Service of process on Borrower, Agent or any Lender in any action arising out of or relating to any of the Loan Documents shall be effective if mailed to such party at the address listed in Section 11.11 hereof. Nothing herein shall preclude Agent, any Lender or Borrower from bringing suit or taking other legal action in any other jurisdiction.

          11.11. NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered either in person with receipt acknowledged, or by telecopy, or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

          (a)  If to Agent at:

               General Electric Capital Corporation
               201 High Ridge Road
               Stamford, Connecticut  06927-5100
               Attention:  Region Operations Manager
               Telecopy:  (203) 316-7810

               With copies to:

               General Electric Capital Corporation
               3379 Peachtree Road, N.E., Suite 600
               Atlanta, Georgia 30326
               Attention:  Thomas P. Waters
               Telecopy:  (404) 842-1533

               and

               General Electric Capital Corporation
               201 High Ridge Road
               Stamford, Connecticut  06927-5100
               Attention:  Commercial Finance
                           Legal Counsel
               Telecopy:  (203) 316-7889

               and

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10153
               Attention:  William M. Gutowitz, Esq.
                           Norman D. Chirite, Esq.
               Telecopy:   (212) 310-8007

          (b)  If to Borrower at:

               U.S. Cable Television Group, L.P.
               One Media Crossways
               Woodbury, New York  11797
               Attention:  General Counsel
               Telecopy:  (516) 496-1780

               With copies to:

               Proskauer Rose Goetz & Mendelsohn
               1585 Broadway
               New York, New York  10036
               Attention:  Lawrence H. Budish, Esq.
               Telecopy:  (212) 969-2900
               and

               Sullivan & Cromwell
               125 Broad Street
               New York, New York  10004
               Attention:  John P. Mead, Esq.
               Telecopy:  (212) 558-3588

          (c) If to any Lender, at its address indicated on the signature pages hereof,

or, as to any party hereto, at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or transmitted by telecopy or three Business Days after the same shall have been deposited in the United States mail or one Business Day after the same shall have been deposited with an overnight courier. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          11.12. SURVIVAL. The representations and warranties of Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

          11.13. SECTION TITLES. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

          11.14. COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

          11.15. LIABILITY OF GENERAL PARTNERS. Neither V Sub nor U.S. Cable Partners shall have any personal liability in respect of Borrower's Obligations under this

Agreement or any other Loan Document executed and delivered by Borrower solely by reason of their status as general partners of Borrower; PROVIDED that the foregoing shall in no way limit or impair any Obligations or other obligations or liabilities of V Sub or U.S. Cable Partners under the Collateral Documents.

          IN WITNESS WHEREOF, this Agreement has been duly executed in New York, New York as of the date first written above.

                         U.S. CABLE TELEVISION GROUP, L.P.

                         By:  V Cable G.P., Inc.,
                                its general partner


                         By:/s/ Barry J. O'Leary
                            ------------------------------
                            Name: Barry J. O'Leary
                            Title: Senior Vice President, Finance
                                   and Treasurer

                         GENERAL ELECTRIC CAPITAL
                           CORPORATION, as Agent


                         By:
                            -------------------------------
                            Name:
                            Title:


                         GENERAL ELECTRIC CAPITAL
                           CORPORATION, as Lender


                         By:
                            ------------------------------
                            Name:
                            Title:


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